UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

LINCOLN ELECTRIC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc., which will be held at 11:30 a.m. on Friday, April 27, 2007 at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio. A map showing the location of the Annual Meeting is printed on the outside back cover of the proxy statement.

Enclosed with this letter are the Annual Meeting Notice, Proxy Statement, Proxy and Voting Instruction Form and an envelope in which to return the Proxy and Voting Instruction Form. Also enclosed is a copy of the Annual Report. The Annual Report and proxy statement contain important information about the Company, its Board of Directors and its executive officers. Please read these documents carefully.

If you are a registered holder of Lincoln shares or a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), as a convenience to you and as a means of reducing costs, you may choose to vote your proxy electronically using the Internet or a touch-tone telephone instead of using the conventional method of completing and mailing the enclosed Proxy and Voting Instruction Form. Electronic proxy voting is permitted under Ohio law and the Company’s Regulations. You will find instructions on how to vote electronically in the proxy statement and on the Proxy and Voting Instruction Form. Having the freedom to vote by means of the Internet, telephone or mail does not limit your right to attend or vote in person at the Annual Meeting, if you prefer. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed Proxy and Voting Instruction Form, or when prompted if you cast your vote over the Internet or by telephone.

We look forward to seeing you at the Annual Meeting.

Sincerely,

John M. Stropki, Jr.

Chairman, President and Chief Executive Officer

Lincoln Electric Holdings, Inc.

March 30, 2007

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. will be held at 11:30 a.m. on Friday, April 27, 2007, at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio. Shareholders will be asked to vote on the following proposals:

(1)	Election of four Directors, each for a term scheduled to expire in 2010;

(2)	Approval of the 2007 Management Incentive Compensation Plan;

(3)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2007; and

(4)	Any other business properly brought before the meeting, or any postponement(s) or adjournment(s) of the meeting.

Shareholders of record as of the close of business on March 16, 2007, the record date, are entitled to vote at the Annual Meeting.

Frederick G. Stueber

Senior Vice President,

General Counsel and Secretary

March 30, 2007

GENERAL INFORMATION

Who is soliciting proxies and why?

The enclosed Proxy is being solicited by the Directors of the Company, and the Company will pay the cost of the solicitation. Certain officers and other employees of the Company may also solicit proxies by telephone, letter or personal interview. The Company will begin mailing this proxy statement on or about March 30, 2007.

If your shares are held in your name, in order to vote your shares you must either attend the Annual Meeting and vote in person or appoint a proxy to vote on your behalf. Because it would be highly unlikely that all shareholders would be able to attend the Annual Meeting, the Directors recommend that you appoint a proxy to vote on your behalf, as indicated on the accompanying Proxy and Voting Instruction Form, or appoint your proxy electronically via telephone or the Internet.

What is Householding?

To reduce the expense of delivering duplicate voting materials to shareholders who share the same address, we have taken advantage of the “householding” rules enacted by the Securities and Exchange Commission (“SEC”). As long as we provide proper notice to such shareholders, these rules permit us to deliver only one set of voting materials to shareholders who share the same address, meaning only one copy of the Annual Report, proxy statement and any other shareholder communication will be sent to those households. Each shareholder will, however, receive a separate Proxy and Voting Instruction Form.

How do I obtain a separate set of communications to shareholders?

If you share an address with another shareholder and have received only one copy of the Annual Report, proxy statement or any other shareholder communication, you may request that the Company send a separate copy of these materials to you at no cost to you. The Company will promptly send a copy of these materials to you upon your written or oral request. For future Annual Meetings, you may request separate copies of these materials, or request that the Company send only one set of these materials to you if you are receiving multiple copies, by sending a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., c/o National City Bank, Corporate Trust Operations, Locator 5352, P.O. Box 92301, Cleveland, Ohio 44197-1200. You may also request separate copies of these materials for future Annual Meetings by calling Roy Morrow, the Company’s Director, Corporate Relations, at 216-383-4893.

Who may vote?

Record holders of the common shares of Lincoln Electric Holdings, Inc. (“Lincoln Common”) as of the close of business on March 16, 2007, the record date, are entitled to vote at the Annual Meeting. On that date, 42,880,248 shares of Lincoln Common were outstanding. Each share is entitled to one vote on each proposal brought before the meeting.

What shares are included on the proxy card?

If you are both a registered shareholder of the Company and a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), you may have received one Proxy and Voting Instruction Form that shows all shares of Lincoln Common registered in your name, including any Dividend Reinvestment Plan shares, and all shares you have (based on the units credited to your account) under the 401(k) plan. Accordingly, your Proxy and Voting Instruction Form also serves as your voting directions to the 401(k) plan Trustee.

Please note, however, that unless the identical name or names appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one Proxy and Voting Instruction Form and must vote each one separately.

If your shares are held through a bank, broker, trustee or some other nominee, you will receive either a voting form or a proxy card from the nominee, instructing you on how to vote your shares, which may also include instructions on telephone and electronic voting.

What are the proposals on which I will be voting?

You are being asked to vote on three proposals:

(1)	Election of four Directors, each to serve for a term scheduled to expire in 2010;

(2)	Approval of the 2007 Management Incentive Compensation Plan; and

(3)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2007.

The Directors do not know of any other matters that are to be presented at the meeting. If any other matters come before the meeting of which we did not have notice prior to February 11, 2007 or that applicable laws otherwise would permit proxies to vote on a discretionary basis, it is intended that the persons authorized under solicited proxies will vote on the matters in accordance with their best judgment.

How do I vote?

Registered Holders.    If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways.

By telephone.    After reading the proxy materials and with your Proxy and Voting Instruction Form in front of you, you may call the toll-free number 1-888-693-8683, using a touch-tone telephone. You will be prompted to enter your Control Number from your Proxy and Voting Instruction Form. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote.

Over the Internet.    After reading the proxy materials and with your Proxy and Voting Instruction Form in front of you, you may use a computer to access the website www.cesvote.com. You will be prompted to enter your Control Number from your Proxy and Voting Instruction Form. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote.

By mail.    After reading the proxy materials, you may mark, sign and date your Proxy and Voting Instruction Form and return it in the enclosed prepaid and addressed envelope.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1 on the Proxy and Voting Instruction Form). You can also specify whether you want to vote for or against, or abstain from voting for, the approval of the 2007 Management Incentive Compensation Plan (Proposal 2 on the Proxy and Voting Instruction Form) and the ratification of the appointment of the independent auditors (Proposal 3 on the Proxy and Voting Instruction Form). If you make such specifications, your shares will be voted in accordance therewith. If you sign, date and return your Proxy and Voting Instruction Form but do not specify how you want to vote your shares, your shares will be voted FOR the election of all the Director nominees, FOR the approval of the 2007 Management Incentive Compensation Plan and FOR the ratification of the appointment of the independent auditors.

Participants in the 401(k) Plan.    If you participate in the 401(k) plan, the plan’s independent Trustee, Fidelity Management Trust Company, will vote your 401(k) plan shares according to your voting directions. You may give your voting directions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not return your Proxy and Voting Instruction Form or do not vote over the Internet or by telephone, the Trustee will not vote your plan shares. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Nominee shares.    If your shares are held by a bank, broker, trustee or some other nominee, that entity will give you separate voting instructions.

May I revoke my proxy or change my vote?

Yes. You may change or revoke your proxy prior to the closing of the polls in any one of the following four ways:

(1)	by sending a written notice to the Company’s Corporate Secretary stating that you want to revoke your proxy;

(2)	by submitting a properly completed and signed Proxy and Voting Instruction Form with a later date (which will automatically revoke the earlier proxy);

(3)	by entering later-dated telephone or Internet voting instructions (which will automatically revoke the earlier proxy); or

(4)	by voting in person at the Annual Meeting after requesting that the earlier proxy be revoked. NOTE: Because your 401(k) plan shares are held in a qualified plan, you are not able to vote 401(k) plan shares at the Annual Meeting.

If your shares are held by a bank, broker, trustee or some other nominee, you will have to check with your bank, broker, trustee or other nominee to determine how to change your vote. Also note that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed Proxy and Voting Instruction Form or indicate so when prompted if you are voting by telephone or over the Internet.

How are the votes counted?

Shareholder votes will be tabulated by an independent inspector of elections for the Annual Meeting. All properly signed Proxy and Voting Instruction Forms and all properly recorded Internet and telephone votes (including votes marked “abstain” and broker non-votes) will be counted to determine whether or not a quorum is present at the meeting.

Election of Directors (Proposal 1).    Votes for the Director nominees (Proposal 1) that are marked “withhold,” and any broker non-votes or other abstentions, will not be counted in determining the election of Directors.

Approval of 2007 Management Incentive Compensation Plan (Proposal 2).    Votes on Proposal 2 that are marked “abstain” and broker non-votes will have no effect on the result of that proposal.

Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Auditors for the Year Ending December 31, 2007 (Proposal 3).    Votes on Proposal 3 that are marked “abstain” will have the same effect as votes AGAINST that proposal, and broker non-votes will have no effect on the result of that proposal.

A broker non-vote occurs when a nominee holding shares for the beneficial owner does not vote those shares on a particular proposal because the nominee does not have discretionary authority to do so, and has not received voting instructions with respect to the proposal from the beneficial owner.

May I receive future shareholder communications over the Internet?

If you are a registered shareholder, you may consent to accessing future shareholder communications (e.g., proxy materials, Annual Reports and interim communications) over the Internet instead of receiving copies in the mail. You may give your consent by marking the appropriate box on your Proxy and Voting Instruction Form or following the prompts given you when you vote by telephone or over the Internet. If you choose electronic access to future shareholder communications, once there is sufficient interest in electronic delivery we will discontinue mailing the proxy statement and Annual Report to you, but you will receive a Proxy and Voting Instruction Form, together with a formal notice of the meeting, in the mail with instructions containing the Internet address or addresses to access shareholder communications.

Providing shareholder communications over the Internet will reduce the Company’s printing and postage costs and the number of paper documents that you would otherwise receive. If you give your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

If your shares are held through a bank, broker, trustee or some other nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

When are shareholder proposals due for the 2008 Annual Meeting?

In order for proposals to be considered for inclusion in next year’s proxy statement, a shareholder proposal must be submitted in writing to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199 by December 1, 2007. If a shareholder intends to present a proposal at the 2008 Annual Meeting without the inclusion of that proposal in the proxy statement, written notice of the proposal must be received by February 14, 2008 or proxies solicited by the Board for the 2008 Annual Meeting will confer discretionary authority to vote on the proposal if presented at the 2008 Annual Meeting.

May I submit a nomination for Director?

The Company’s Regulations permit shareholders to nominate one or more persons for election as a Director but require that nominations be received by the Company by a certain date depending on when the Company publicly announced the date of the annual meeting at which the nomination is to be made. To nominate a candidate for election, you must send a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199. The notice must include certain information about you as a shareholder of the Company and about the person you intend to nominate, including a statement about the person’s willingness to serve, if elected. This written notice must be received in the Corporate Secretary’s Office at least 80 days before the date of the annual meeting at which the nomination is to be made in those instances when the Company publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date or no later than the close of business on the tenth day following the day on which the Company publicly announced the date of the annual meeting in those instances when the Company has not publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date. For complete details on the nomination process, contact the Company’s Corporate Secretary.

For this year’s Annual Meeting, the Company must have received nominations not later than the close of business on February 6, 2007 as the Company publicly announced the date of this year’s Annual Meeting on January 9, 2007, which is more than 90 days prior to this year’s Annual Meeting date. Accordingly, no additional nominations can be made for this year’s Annual Meeting.

How do I contact the Company?

For general information, shareholders may contact the Company at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Roy Morrow, Director, Corporate Relations

Throughout the year, you may visit our website at www.lincolnelectric.com for information about current developments at the Company.

How do I contact the Directors?

Shareholders may send communications to any or all of the Directors of the Company through the Corporate Secretary at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Corporate Secretary

The name of any specific intended Board recipient should be noted in the communication. The Corporate Secretary will forward such correspondence only to the intended recipients. Prior to forwarding any correspondence, the Corporate Secretary will review such correspondence and, in his discretion, not forward certain items if they are deemed of a frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

ELECTION OF DIRECTORS

Proposal No. 1

The Company’s Regulations provide for three classes of Directors whose terms expire in different years. Ohio’s General Corporation Law provides that, if a quorum is present, the Director nominees receiving the greatest number of votes will be elected as Directors of the Company. Unless otherwise directed, shares represented by proxy will be voted FOR the following:

Class of 2010.    The class of Directors whose term ends in 2010 has been fixed at four. Stephen G. Hanks, Kathryn Jo Lincoln, William E. MacDonald, III and George H. Walls, Jr. are standing for election. Ms. Lincoln and Mr. Walls have been elected previously by the shareholders. Mr. Hanks was elected by the Board during 2006 to fill a vacancy, and Mr. MacDonald is a new Director nominee. Messrs. Hanks and MacDonald were initially recommended to the Board by senior management, and ultimately by the Nominating and Corporate Governance Committee of the Board, in each case following a search for a new independent director.

Each of the nominees has agreed to stand for election. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of nominees or designate a substitute. In the latter event, shares represented by proxies solicited by the Directors may be voted for the substitute. We have no reason to believe that any of the nominees will be unable to stand for election.

All Directors are expected to attend the Annual Meeting. All of the Director nominees, as well as the continuing Directors, plan to attend this year’s Annual Meeting. At the 2006 Annual Meeting, all of the then-current Directors of the Company were in attendance, except for Mr. Cucuz.

DIRECTORS’ BIOGRAPHIES

The following table sets forth biographical information about the Director nominees and the Directors whose terms of office will continue after this Annual Meeting. Except as otherwise indicated, each of the Director nominees and continuing Directors has held the occupation listed below for more than five years.

None of the Director nominees or continuing Directors has any special arrangement or understanding with any other person pursuant to which the Director nominee or continuing Director was or is to be selected as a Director or nominee. There are no family relationships, as defined by SEC rules, among any of our Directors or executive officers. SEC rules define the term “family relationship” to mean any relationship by blood, marriage or adoption, not more remote than first cousin.

NOMINEES FOR ELECTION
Stephen G. Hanks

Age:	56

Term Expires/Service:	2007; standing for election at this Annual Meeting to serve until 2010; Director since July 2006.

Recent Business Experience:	Mr. Hanks is the President and Chief Executive Officer of Washington Group International, Inc. (a design, engineering, construction and management solutions company) headquartered in Boise, Idaho. Mr. Hanks was elected President of Washington Group International, Inc. in 2000 and as a member of its Board of Directors and Chief Executive Officer in 2001. Mr. Hanks formerly served as its Executive Vice President, Chief Legal Officer and Secretary.

Other Directorships:	Washington Group International, Inc.
Kathryn Jo Lincoln

Age:	52

Term Expires/Service:	2007; standing for election at this Annual Meeting to serve until 2010; Director since 1995.

Recent Business Experience:	Ms. Lincoln is Chairman of the Lincoln Institute of Land Policy (a non-profit educational institution teaching land economics and taxation), a position she has held since 1996. Ms. Lincoln also served as President of the Lincoln Foundation, Inc. (a non-profit foundation that supported the foregoing Institute until the two entities merged in 2006) from 1999 through October 2006.

Other Directorships:	Johnson Bank Arizona, NA.

NOMINEES FOR ELECTION
William E. MacDonald, III

Age:	60

Term Expires/Service:	Standing for election at this Annual Meeting to serve until 2010.

Recent Business Experience:	Mr. MacDonald is the former Vice Chairman of National City Corporation (a diversified financial holding company), a position he held from 2001 until his retirement December 31, 2006, where he was responsible for its seven-state regional and national corporate banking businesses, the Risk Management and Credit Administration unit, Capital Markets and the Private Client Group. Mr. MacDonald joined National City in 1968 and, during his tenure, held a number of key management positions, including Senior Executive Vice President of National City Corporation and President and Chief Executive Officer of National City’s Ohio bank.

Other Directorships:	MTC Technologies, Inc. and The Lamson & Sessions Co.
George H. Walls, Jr.

Age:	64

Term Expires/Service:	2007; standing for election at this Annual Meeting to serve until 2010; Director since 2003.

Recent Business Experience:	General Walls is the former Chief Deputy Auditor of the State of North Carolina, a position he held from January 2001 through December 2004. General Walls retired from the U.S. Marine Corps in 1993 with the rank of Brigadier General, after nearly 29 years of distinguished service.

Other Directorships:	The PNC Financial Services Group, Inc.

CONTINUING DIRECTORS
David H. Gunning

Age:	64

Term Expires/Service:	2008; Director since 1987.

Recent Business Experience:	Mr. Gunning serves as Vice Chairman of Cleveland-Cliffs Inc (an iron ore producer), a position he has held since April 2001.

Other Directorships:	Cleveland-Cliffs Inc and MFS Funds, Inc.
G. Russell Lincoln

Age:	60

Term Expires/Service:	2008; Director since 1989.

Recent Business Experience:	Mr. Lincoln is President of N.A.S.T. Inc. (a personal investment firm), a position he has held since 1996.
Hellene S. Runtagh

Age:	58

Term Expires/Service:	2008; Director since 2001.

Recent Business Experience:	Ms. Runtagh is the former President and Chief Executive Officer of Berwind Group (a manufacturing and real estate holdings company), a position she held from June 2001 through December 2001. Prior to that, Ms. Runtagh was Vice President of Universal Studios (a media firm) from 1997 until 2001.

Other Directorships:	Avaya Inc., IKON Office Solutions, Inc. and NeuStar, Inc.
Harold L. Adams

Age:	67

Term Expires/Service:	2009; Director since 2002.

Recent Business Experience:	Mr. Adams is Chairman Emeritus of RTKL Associates Inc. (an architectural and engineering firm) and the former Chairman, President and Chief Executive Officer of RTKL, a position he held from 1967 to November 2003.

Other Directorships:	Commercial Metals Company and Legg Mason, Inc.

CONTINUING DIRECTORS
Robert J. Knoll

Age:	65

Term Expires/Service:	2009; Director since 2003

Recent Business Experience:

Mr. Knoll is a former Partner of Deloitte & Touche LLP (an accounting firm), a position he held from 1978 to his retirement in 2000. From 1995 to 1999, Mr. Knoll served as National Director of the firm’s Accounting and Auditing Professional practice with oversight responsibility for the firm’s accounting and auditing consultation process, SEC practice and risk management process.

John M. Stropki, Jr.

Age:	56

Term Expires/Service:	2009; Director since 1998

Recent Business Experience:

Mr. Stropki is Chairman, President and Chief Executive Officer of the Company. Mr. Stropki was elected President and Chief Executive Officer in June 2004 and Chairman in October 2004. From May 2003 to June 2004, Mr. Stropki was Executive Vice President and Chief Operating Officer of the Company. From May 1996 to May 2003, Mr. Stropki was Executive Vice President of the Company and President, North America of The Lincoln Electric Company.

DIRECTOR COMMITTEES AND MEETINGS

The Company has a separately-designated standing Audit Committee established in accordance with SEC rules. The Company also has standing Compensation and Executive Development, Nominating and Corporate Governance and Finance Committees. Information on each Committee is set forth below.

Audit Committee
Members:	Robert J. Knoll (Chair), Kathryn Jo Lincoln, Hellene S. Runtagh and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards, and each of whom the Board of Directors has determined to have the financial competency required by the listing standards. In addition, because of Mr. Knoll’s professional training and past employment experience as described above under the caption “Director Biographies,” the Board of Directors has determined that he is a financially sophisticated Audit Committee Member under the NASDAQ listing standards and that he qualifies as an “audit committee financial expert” in accordance with SEC rules. Shareholders should understand that Mr. Knoll’s designation as an “audit committee financial expert” is an SEC disclosure requirement and that it does not impose upon him any duties, obligations or liabilities that are greater than those generally imposed on him as a member of the Audit Committee and the Board.
Number of 2006 Meetings:	Six
Principal Responsibilities:	• appoints and determines whether to retain or terminate the independent auditors
• approves all audit engagement fees, terms and services; approves any non-audit engagements
• reviews and discusses the independent auditors’ quality control
• reviews and discusses the independence of the auditors, the audit plan, the conduct of the audit and the results of the audit
• reviews and discusses with management the Company’s financial statements and disclosures, its interim financial reports and its earnings press releases

•     reviews with the Company’s General Counsel legal matters that might have a significant impact on the Company’s financial statements and issues relating to compliance with the Company’s Code of Corporate Conduct and Ethics

• reviews with management the appointment, replacement, reassignment or dismissal of the Director of internal audit, the internal audit charter, internal audit plans and reports
• reviews with management the adequacy of internal controls over financial reporting
A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp or (ii) will be made available upon request to the Company’s Corporate Secretary.

Compensation and Executive Development Committee
Members:	Hellene S. Runtagh (Chair), Harold L. Adams, Stephen G. Hanks and G. Russell Lincoln, each of whom meets the independence standards set forth in the NASDAQ listing standards and each of whom is deemed to be an outside Director within the meaning of Section 162(m) of the U.S. Internal Revenue Code and each of whom is deemed to be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. Prior to Mr. Hanks’ joining the Committee, Ranko Cucuz served on the Committee until June 30, 2006.
Number of 2006 Meetings:	Four
Principal Responsibilities:	• reviews and establishes total compensation of the Chief Executive Officer and the other executive officers
• annually assesses the performance of the Chief Executive Officer and the other executive officers
• monitors the Company’s key management resources, structure, succession planning, development and selection processes and the performance of key executives
• reviews and recommends to the Board the appointment and removal of elected officers of the Company
• administers the Company’s employee stock and incentive plans and reviews and makes recommendations to the Board concerning all employee benefit plans
• reviews and recommends to the Board new or amended executive compensation plans

The Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority. An exception to the foregoing is that the authority to delegate is not permitted with respect to awards under our 2006 Equity and Performance Incentive Plan to any executive officers or any person subject to Section 162(m) of the U.S. Internal Revenue Code. See the Compensation Discussion and Analysis section below for more information on the Committee’s role with respect to executive compensation.

A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp or (ii) will be made available upon request to the Company’s Corporate Secretary.

Nominating and Corporate Governance Committee
Members:	Harold L. Adams (Chair), David H. Gunning, Kathryn Jo Lincoln and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards.
Number of 2006 Meetings:	Five
Principal Responsibilities:	In evaluating candidates for Director, including persons nominated by shareholders, the Committee expects that any candidate for election as a Director of the Company must have these minimum qualifications:
• demonstrated character, integrity and judgment
• high-level managerial experience or experience dealing with complex problems
• ability to work effectively with others
• sufficient time to devote to the affairs of the Company and these specific qualifications
• specialized experience and background that will add to the depth and breadth of the Board
• independence as defined by the NASDAQ listing standards
• financial literacy

The Committee’s process for identifying and evaluating nominees for Director includes annually preparing and discussing prospective Director specifications, which serve as the baseline to evaluate candidates. From time-to-time, the Company has retained an outside firm to help identify candidates, but no firm was retained on that basis in 2006, and no firm is currently being retained.

Shareholders may nominate one or more persons for election as Director of the Company. The process for doing so is set forth above under the caption “May I submit a nomination for Director?”.

The Committee is also involved in determining Director compensation. See the narrative following the Director compensation table below for more information on the Committee’s role with respect to Director compensation.

A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp or (ii) will be made available upon request to the Company’s Corporate Secretary.

Finance Committee
Members:	David H. Gunning (Chair), Stephen G. Hanks, Robert J. Knoll and G. Russell Lincoln. Prior to Mr. Hanks’ joining the Committee, Ranko Cucuz served on the Committee until June 30, 2006.
Number of 2006 Meetings:	Five
Principal Responsibilities:	considers and makes recommendations, as necessary, on matters related to the financial affairs and policies of the Company, including
• financial performance
• capital structure issues
• financial operations
• capital expenditures
• pension plan funding and plan investment management performance
A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp or (ii) will be made available upon request to the Company’s Corporate Secretary.

Your Board held five meetings in 2006. Except for Mr. Hanks who joined our Board in July 2006, each of the Directors attended at least 75 percent of the total number of meetings of Directors and meetings of committees on which he or she served.

CORPORATE GOVERNANCE

Director Independence

Each of the current non-employee Director nominees and continuing Directors meets the independence standards set forth in the NASDAQ listing standards. Ranko Cucuz, our former Director who resigned during 2006, also met the NASDAQ independence standards. The NASDAQ independence standards include a series of objective tests, such as that the Director is not an employee of the Company and has not engaged in various types of business dealings with the Company, to determine whether there are any relationships which would interfere with the exercise of independent judgment in carrying out the responsibilities of the Director.

During 2006, the independent Directors met in Executive Session, separate from the sole management Director, in conjunction with each of the five meetings of the Board. The Lead Director, discussed below, was the presiding Director of these sessions.

Lead Director

The Lead Director is appointed each year by the independent Directors at the organizational meeting of the Board following the Annual Meeting. The Lead Director serves as a liaison between the Chairman of the Board and the independent Directors and presides over Executive Sessions attended only by independent Directors. The Lead Director also consults with the Chairman of the Board on meeting agendas, the format and adequacy of information the Directors receive and the effectiveness of the Board meeting process. The Lead Director may also speak on behalf of the Company from time to time as the Board may decide.

In April 2006, Harold L. Adams was appointed as the Lead Director for 2006-2007. Mr. Adams has been a Director of the Company since 2002 and is the former Chairman, President and Chief Executive Officer of RTKL Associates Inc., an architectural and engineering firm.

Guidelines on Significant Corporate Governance Issues

Your Board has adopted Guidelines on Significant Corporate Governance Issues to assure good business practices, transparency in financial reporting and the highest level of professional and personal conduct. These guidelines address current developments in the area of corporate governance, including developments in Federal securities law, developments related to the Sarbanes-Oxley Act of 2002 and changes in the NASDAQ listing standards. The guidelines also provide for the annual appointment of our Lead Director.

You can access the Guidelines on Significant Corporate Governance Issues on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp.

Code of Corporate Conduct and Ethics

Your Board also has adopted a Code of Corporate Conduct and Ethics to govern the Company’s Directors, officers and employees, including the principal executive officers and senior financial officers.

The Company intends to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, any provision of its Code of Corporate Conduct and Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and relates to any element of the code of ethics definition as set forth in Item 406(b) of Regulation S-K of the Securities Exchange Act of 1934 by posting such information on its website. You can access the Code of Corporate Conduct and Ethics, and any such amendments or waivers thereto, on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp. There have been no waivers or amendments to the Code of Corporate Conduct and Ethics as of the date of this proxy statement.

RELATED PARTY TRANSACTIONS

Any related party transactions concerning the Company and any of its directors or officers (or any of their immediate family members as defined as children, stepchildren, parents, stepparents, spouses, siblings, mother-in-laws, father-in-laws, son-in-laws, daughter-in-laws, brother-in-laws, sister-in-laws and any other persons sharing a household (other than a tenant or employee)), including those that are reportable under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, are to be disclosed to and approved by the Chief Compliance Officer, Compliance Counsel and the Audit Committee of the Board. The Company defines “related party transactions” generally as transactions in which the self-interest of the employee, officer or director may be at odds or conflict with the interests of the Company, such as doing business with entities that are or may be controlled or significantly influenced by such persons or their immediate family members. It is the Company’s policy to avoid related party transactions; related party transactions involving officers of the Company are generally prohibited. Our related party transaction policies can be found in our Code of Corporate Conduct and Ethics, as well as the Audit Committee Charter, both of which are available on our website.

During 2006, the Audit Committee considered and approved one related party transaction involving P&R Specialty, Inc., a supplier to the Company. Greg D. Blankenship, the brother of George D. Blankenship, Senior Vice President, Global Engineering, is the sole stockholder and President of P&R Specialty, Inc. During 2006, the Company purchased approximately $2.8 million worth of products from P&R Specialty in ordinary course of business transactions. George D. Blankenship has no ownership interest in or any involvement with P&R Specialty. The Company believes that the transactions with P&R Specialty were on terms no less favorable to the Company than those that could have been obtained from unaffiliated parties.

In March 2007, the Audit Committee considered and approved a related party transaction involving Jones Day, a law firm that the Company has retained for specific legal services, on a case-by-case basis, for over ten years. Mr. Gunning, one of our Directors, is the father-in-law of Gina K. Gunning, a partner of Jones Day. The fees paid by the Company to Jones Day during 2006 were approximately $775,000, which amount is substantially less than 1% of Jones Day’s gross revenues for 2006. Ms. Gunning does not personally render legal services to the Company or supervise any attorney in the rendering of legal services to the Company, and Ms. Gunning does not receive any direct compensation from fees paid by the Company to Jones Day.

DIRECTOR COMPENSATION

The following table details the cash retainers and fees, as well as stock-based compensation in the form of shares of restricted stock and stock options, received by our non-employee Directors during 2006.

Director	Fees Earned or Paid in Cash	Stock Awards (10)	Option Awards (11)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total

Harold L. Adams (1)	$88,500	$1,380	$30,704		—	—	—		$120,584

Ranko Cucuz (2)	30,500	—	30,704	(2)	—	—	$20,000	(2)	81,204

David H. Gunning (3)	75,000	1,380	30,704		—	—	—		107,084

Stephen G. Hanks (4)	24,000	1,380	40,375	(4)	—	—	—		65,755

Robert J. Knoll (5)	81,500	1,380	30,704		—	—	—		113,584

G. Russell Lincoln (6)	68,500	1,380	30,704		—	—	—		100,584

Kathryn Jo Lincoln (7)	71,500	1,380	30,704		—	—	—		103,584

Hellene S. Runtagh (8)	80,000	1,380	30,704		—	—	—		112,084

George H. Walls, Jr. (9)	71,500	1,380	30,704		—	—	—		103,584

(1)	During 2006, Mr. Adams was the Lead Director, a member of the Compensation and Executive Development Committee and Chair of the Nominating and Corporate Governance Committee.

(2)	Mr. Cucuz resigned as a Director effective June 30, 2006 and the Fees Earned or Paid in Cash include the pro-rata portion of his cash retainer of $40,000 (or $20,000), as well as meeting and Committee fees earned, through June 30, 2006. In connection with his resignation, the Board of Directors determined to continue his regular cash retainer at the rate of $40,000 per year until the originally-scheduled expiration of his three-year term in 2007, which amount is reflected in the “All Other Compensation” column above. In addition, the Nominating and Corporate Governance Committee amended his stock option agreement for 3,500 shares granted on November 30, 2005 so that the options would vest one year after the date of the grant notwithstanding his resignation. The 2006 FAS 123R expense of these options is reflected in the Option Awards column above.

(3)	During 2006, Mr. Gunning was a member of the Nominating and Corporate Governance Committee, as well as Chair of the Finance Committee.

(4)	Mr. Hanks was elected as a Director on July 20, 2006 and, in accordance with the terms of our 2006 Stock Plan for Non-Employee Directors in effect at that time, was granted stock options for 6,000 shares of our common stock. The options vest on July 20, 2007. See the discussion below under “2006 Stock Plan for Non-Employee Directors” for more information. Commencing on July 20, 2006, Mr. Hanks was a member of Finance Committee and Compensation and Executive Development Committee.

(5)	During 2006, Mr. Knoll was a member of the Finance Committee and Chair of the Audit Committee.

(6)	During 2006, Mr. Lincoln was a member of the Compensation and Executive Development Committee and the Finance Committee.

(7)	During 2006, Ms. Lincoln was a member of the Audit Committee and the Nominating and Corporate Governance Committee.

(8)	During 2006, Ms. Runtagh was a member of the Audit Committee and Chair of the Compensation and Executive Development Committee.

(9)	During 2006, General Walls was a member of the Audit Committee and the Nominating and Corporate Governance Committee.

(10)	On November 30, 2006, 821 shares of restricted stock were granted to each of the non-employee Directors pursuant to our 2006 Stock Plan for Non-Employee Directors. The Stock Awards column represents the 2006 FAS 123R expense for the November 30, 2006 restricted stock award. See the discussion below entitled “2006 Stock Plan for Non-Employee Directors” for additional information regarding the plan. Assumptions used in the calculation of these amounts are included in footnote (E) to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2007.

As of December 31, 2006, the aggregate number of shares of restricted stock held by each non-employee Director was 821 shares.

(11)	The Option Awards column represents the 2006 FAS 123R expense for stock options granted during 2005, which vested in full on November 30, 2006 (one year after the date of grant), with the exception of those granted to Mr. Hanks who joined our Board during 2006 and received an award for 6,000 options consistent with the terms of our 2006 Stock Plan for Non-Employee Directors at the time of his election to the Board. Mr. Hanks’ option value represents the 2006 FAS 123R expense for 6,000 options granted in July 2006, issued at a grant price of $60.24 per share. See the discussion below entitled “2006 Stock Plan for Non-Employee Directors” for additional information regarding the plan. Assumptions used in the calculation of these amounts are included in footnote (E) to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2007.

As of December 31, 2006, the aggregate number of unexercised stock options held by each current non-employee Director was as follows: Mr. Adams, 15,500; Mr. Gunning, 5,500; Mr. Hanks, 6,000; Mr. Knoll, 3,500; Mr. Lincoln, 13,500; Ms. Lincoln, 3,500; Ms. Runtagh, 9,500; and General Walls, 8,500. All of the outstanding stock options were exercisable as of December 31, 2006, except for the 6,000 options held by Mr. Hanks, which become exercisable in July 2007.

General

Based upon the recommendations of the Nominating and Corporate Governance Committee, the Board determines Director compensation. The Committee periodically reviews the status of Board compensation in relation to other comparable companies, trends in Board compensation and other factors it deems appropriate. The Committee receives assistance and advice from compensation consultants at Watson Wyatt, an internationally-recognized human resources consulting firm, and from the management of the Company, particularly the Chief Executive Officer, General Counsel and Vice President, Human Resources, regarding the underlying philosophies, components and levels of Director compensation. An employee of Lincoln who also serves as a Director does not receive any additional compensation for serving as a Director, or as a member or chair of a Board committee.

In addition, the Committee administers our Director equity incentive plans, including approval of grants of stock options, restricted stock and other equity or equity-based awards, and makes recommendations to the Board with respect to equity-based plans for Directors. The Committee does not generally delegate any of its authority to other persons, although it has the power to do so.

2006 Director Compensation Package

During 2006, the Directors’ compensation package for non-employee Directors was based on the following principles:

•	a significant portion of Director compensation should be aligned with creating and sustaining shareholder value;

•	Directors should have equity interest in Lincoln; and

•	total compensation should be structured to attract and retain a diverse and truly superior Board of Directors.

With the above principles in mind, the compensation package for 2006 was comprised of the following components:

Cash Compensation

•	an annual retainer of $40,000 for all Directors;

•	an annual retainer of $15,000 for the Lead Director;

•	an annual retainer of $10,000 for the Chairs of the Audit and the Compensation and Executive Development Committees and $5,000 for each other Committee Chair;

•	Board meeting fees of $3,000 for each meeting attended; and

•	Committee meeting fees of $1,500 for each meeting attended.

Stock-Based Compensation

During 2005, it was determined that the Director compensation package should include other types of stock awards (such as restricted stock) in addition to, or in place of, stock options in order to provide non-employee Directors with an opportunity to obtain more of a proprietary interest in Lincoln and in light of the new non-employee Director stock ownership guidelines discussed below. Accordingly, the new 2006 Stock Plan for Non-Employee Directors was approved and adopted by the Board in March 2006 and by shareholders in May 2006. The new plan replaced the 2000 Stock Option Plan for Non-Employee Directors.

During 2006, the following stock-based awards were made to our non-employee Directors pursuant to the 2006 Stock Plan for Non-Employee Directors:

•	an annual restricted stock award of 821 shares, or approximately $50,000 worth of restricted stock, to each non-employee Director; and

•	an initial award of options to purchase 6,000 common shares to Mr. Hanks, who became eligible to receive this initial award by virtue of his election in July 2006.

During 2006, the Nominating and Corporate Governance Committee resolved that annual awards of restricted stock would be made in place of stock options (which had been previously granted as annual awards) and that the value of the annual awards would be set at $50,000. The Committee also resolved that an initial award of restricted stock, at a value of $35,000, would be provided to any Director who becomes eligible by virtue of his or her election to the Board after November 30, 2006.

Other Arrangements

We reimburse all Directors for out-of-pocket expenses incurred in connection with attendance at Board meetings, or when traveling in connection with the performance of their services for Lincoln. With respect to the use of private aircraft, we will reimburse the Director for the cost of a first-class ticket (which amount is increased proportionately should other Directors or executives travel on the same flight).

Continuing Education

Directors are reimbursed up to $5,000 annually for continuing education expenses (inclusive of travel expenses), in such amounts and on such programs and related expenses as each Director may elect. More than 60% of our Directors are certified by the Corporate Directors Institute of the National Association of Corporate Directors (NACD), which offers continuing education programs for both new and experienced directors.

Stock Ownership Guidelines

In keeping with the philosophy that Directors’ interests should be aligned with creating and sustaining shareholder value and as part of its continued focus on best practices with respect to corporate governance, we introduced stock ownership guidelines for the non-employee Directors effective January 1, 2006. Guidelines were also introduced for officers, which are described below in the Compensation Discussion and Analysis section. Under these new guidelines, non-employee Directors are required to accumulate over time a certain number of our common shares equal in value to at least three times the Board’s 2006 annual cash retainer of $40,000 (or $120,000). Non-employee Directors have five years to satisfy the stock ownership guidelines, which can be satisfied by holding either (1) shares aggregating the specified dollar amount, or (2) 3,025 shares, which amount is the equivalent to three times the annual retainer in effect on January 1, 2006 ($120,000) divided by the closing price of a common share on December 30, 2005 ($39.66). Restricted stock awards count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) do not. As of December 31, 2006, more than 75% of our non-employee Directors satisfied their ownership guidelines.

2006 Stock Plan for Non-Employee Directors

Approved by shareholders at our 2006 Annual Meeting, the 2006 Stock Plan for Non-Employee Directors provides for the annual and initial grants of stock-based awards as outlined above. The plan not only provides for the award of stock options, but also for other types of stock-based awards, including restricted stock.

During 2006, non-employee Directors received awards of shares of restricted stock valued at approximately $50,000. Recipients of shares of restricted stock have all of the rights of a shareholder with respect to the restricted stock, including the right to vote such shares. Under the terms of the award, shares of restricted stock vest in full three years after the date of grant with accelerated vesting upon a change in control of the Company or upon the death or disability of the Director. During the period during which the shares remain forfeitable, dividends on the restricted stock are paid out to the non-employee Directors in cash.

During 2006, Mr. Hanks, our new non-employee Director, received an initial grant of 6,000 options. An option becomes exercisable after the optionee has continuously served as a Director for one year from the date of grant, with accelerated vesting upon a change in control of the Company or upon the death, disability or retirement of the Director. Once the optionee has vested in his or her options, the option may be exercised in whole or in part with respect to 100% of the underlying common shares. Options granted under the plan have a 10-year term. Other than options for 6,000 shares granted to Mr. Hanks upon his election to the Board, no options were granted to non-employee Directors during 2006.

Non-Employee Directors’ Deferred Compensation Plan

Adopted in 1995, this plan allows the non-employee Directors to defer payment of all or a portion of their annual cash compensation. This plan allows each participating non-employee Director to:

•	elect to defer a specified dollar amount or a percentage of his or her cash compensation;

•	have the deferred amount credited to the Director’s account and deemed invested in one or more of the options available under the plan; and

•

elect to begin payment of the deferred amounts as of the earlier of termination of services as a Director, death or a date not less than one full calendar year after the year the fees are initially deferred.

On November 30, 2005, we amended the plan to allow future deferrals under the plan effective as of January 1, 2006. The plan previously had been frozen with respect to benefit accruals for the period after December 31, 2004 in response to the adoption of Section 409A of the U.S. Internal Revenue Code, which significantly changed the Federal tax law applicable to amounts deferred under the plan after that date. All benefit accruals vested prior to January 1, 2005 qualify for “grandfathered” status and continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A of the Code. There were no deferrals under the plan for 2006.

Directors’ Charitable Award Program

This program was terminated in 2003, other than for Directors already vested. Upon the death of a vested non-employee Director, we will donate an aggregate of $500,000 (in 10 annual installments) to one or more charitable organizations recommended by the vested Director and approved by Lincoln. This program is funded through insurance policies on the lives of the vested Directors. No premiums were paid during 2006 as the policies were fully-funded as of the end of 2005.

All charitable deductions and the cash surrender value of the policies accrue solely to Lincoln; the vested Directors derive no financial benefit. The current non-employee Directors who are vested in the program are David H. Gunning, G. Russell Lincoln and Kathryn Jo Lincoln.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following describes the material elements of the compensation objectives and policies for our executive officers. For purposes of this proxy statement, the individuals included in the Summary Compensation Table are referred to as the “named executive officers.”

The rules regarding disclosure of executive compensation in our proxy statement were modified significantly by the SEC in 2006 for our proxy statements commencing with this one. In addition to new and different tables, greater emphasis is placed on providing discussion and analysis of our compensation practices. Further, the content of our Compensation Committee Report has been reduced. Accordingly, the information in this proxy statement is not directly comparable to that in our 2006 proxy statement.

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements for other contexts.

Executive Compensation Governance

The Compensation and Executive Development Committee of the Board (the “Committee”), which consists solely of non-employee Directors, has responsibility for reviewing, establishing and monitoring all elements of compensation of our executives. The Committee regularly involves the full Board in these responsibilities. Its primary charge is to determine and report to the Board on the compensation (or method of calculating it) for the Chairman, President and Chief Executive Officer and the other executive officers. It establishes and then conducts a review of the annual performance goals for the Chief Executive Officer. In addition, the Committee establishes procedures and conducts succession planning for the Chief Executive Officer and other executive management positions. It also reviews and makes recommendations to the Board concerning our employee stock, incentive compensation and employee benefit programs. The Chief Executive Officer recommends the compensation for the other executive management positions, subject to Committee review.

The Committee receives assistance and advice from its executive compensation consultants at Watson Wyatt, an internationally-recognized human resources consulting firm. These consultants report directly to the Chairperson of the Committee, although they are available to, and regularly do, provide advice to management. Watson Wyatt provides other human resources consulting to the Company, such as actuarial services for our U.S. and Canadian retirement programs and consulting on Director compensation. In addition, the management of the Company (particularly the Chief Executive Officer and the Vice President, Human Resources) provides recommendations to the Committee relative to the philosophies underlying our compensation programs, components of these programs and levels of compensation.

Executive Compensation Philosophy

Our compensation and benefits programs are designed to attract, motivate and retain exceptional employees. Our approach to executive compensation is generally the same as our approach to employee-wide compensation, with a strong belief in pay-for-performance and a long-standing commitment to incentive-based compensation. Base pay and benefits are expected to deliver a level of predictable compensation but our structure places a greater emphasis on variable compensation. This structure allows us to reward employees when we achieve superior financial results but significantly reduces that compensation when we do not achieve the expected level of financial performance. Financial metrics that are incorporated in our compensation programs include: earnings before interest, taxes and the bonuses described below (referred to as “EBITB”), achievement of EBITB to budget and growth in net income. Share price and share appreciation also determine the amount of realized compensation. In addition, individual performance plays a key role in determining the amount of compensation delivered to an individual, with our philosophy being that the best performers should receive the greatest rewards.

To apply these philosophies, a number of programs have been developed at The Lincoln Electric Company, our principal U.S. subsidiary. Some of these programs (with modifications) may also exist at our foreign subsidiaries. For example, approximately 35% of our worldwide production employees earn base wages according to their level of productivity. Referred to as “piecework,” this system rewards individual performance in production and is designed to allow the most efficient and productive employees to earn a higher wage than those who are less efficient and productive. In addition, since 1936, The Lincoln Electric Company has administered a discretionary profit-sharing bonus that provides a cash distribution based on company financial performance and individual performance. Under the current program, a bonus pool is created that is equal to 32% of company EBITB. That pool is divided by the total eligible wage base to determine an average percentage bonus per employee. The actual amount paid to an employee is a factor of this bonus “multiplier” and the employee’s individual performance rating. Therefore, the bonus is designed to reward both company financial performance and individual contributions. Virtually all domestic full-time employees participate in the program. During the past five years, the average bonus has ranged from 25.0% to 49.53% of an employee’s base pay. In the 2006 bonus year, the bonus pool was $68.1 million, the average bonus paid was 49.53% of an employee’s base pay and the average total cash compensation received by bonus-eligible employees was $67,413. Given the potential for above-average total cash compensation through the bonus, The Lincoln Electric Company intentionally targets base pay below the market median for each position.

We carry the same pay-for-performance and incentive-based compensation philosophies into our design of executive compensation. Therefore, fixed components, such as base compensation, are generally set below the competitive market for each position, while incentive-based compensation, such as annual bonuses, are set above the competitive market and require strong financial performance for payouts to result (the method used for determining the competitive market is described below). This allows for the greatest emphasis to be placed on programs that reward financial and individual performance. We also try to strike a balance between programs that reward short-term and long-term financial performance. Accordingly our compensation components include both an annual bonus and long-term incentive compensation.

Our executive compensation programs are divided into four main components: base compensation, annual bonus, long-term incentives and benefits, all of which are discussed in more detail below. Base pay is targeted at the 45th percentile of the competitive market (slightly below market), while target total cash compensation (which includes an annual bonus target) is set at the 65th percentile of the market (above market). Long-term incentive compensation is set at the 50th percentile (at market), and is divided equally among three programs: stock options, restricted stock and a cash long-term incentive program. This structure provides for a balance between different financial metrics that all drive long-term results. However, because annual bonuses reward operating performance and are paid in cash, our long-term incentive compensation programs are weighted more heavily toward rewards for share appreciation and non-cash awards. Benefits are set at the market median (or 50th percentile). Although not targeted to a specific competitive level, we believe our executive perquisites are below the market median.

Executive Compensation Methodologies

To set the levels of compensation for executive management, the Committee conducts an annual review of competitive market compensation, executive compensation trends, business needs, individual performance and our financial performance to peers. The Committee first evaluates whether changes in the philosophy or structure are warranted in light of emerging trends, business needs and/or our financial performance. Absent changes, the Committee uses competitive market data, performance assessments and management recommendations to set the pay components along the targets described above (i.e., 45th percentile for base pay). Actual pay for the executive officers will generally fall within a range of these targets (plus or minus 20%).

Our philosophy includes a belief that compensation for executives new to their positions should be brought to the levels described above over time, not all at once. Therefore, for a period of time, new executives may experience larger pay increases but their compensation will be set below the targets described above during a transition period. For example, Mr. Stropki became Chief Executive Officer in mid-2004. Base compensation for Mr. Stropki increased from $506,250 in 2004 to $660,000 in 2005 (a 30% increase) and to $750,000 in 2006 (a 14% increase), both of which were considered above-average increases but still below the 45th percentile of the competitive market for CEO base pay of similarly-sized companies. Absent these types of significant increases, increases for break-through individual performance or significant changes in the competitive market data, pay increases are generally expected to be in line with national trends. For 2006, the average increase in base pay for the named executive officers was above average due primarily to the fact that three of the five of this group were considered new to their positions. Although these new executives experienced increases that were above-average, their base pay was, on average, below the 45th percentile target.

Competitive market compensation data is collected from at least two sources: multiple, nationally-published surveys and proxy data from a peer group of companies. For setting 2007 compensation (which was done in the fourth quarter of 2006), the review included a third source, proxy data from companies in the S&P Midcap 400 Index (in which the Company began participating in mid-2006). The S&P Midcap 400 Index data is collected for all companies in that index as well as for the manufacturing companies only in that index. All competitive market compensation data is statistically determined (through regression analysis) to approximate the Company’s revenue size. Survey data is also aged to approximate more current data.

The peer group of companies consists of thirty publicly-traded industrial corporations that are headquartered in the United States, are generally not highly diversified in their product offerings, serve a number of different market segments and have significant foreign operations. These are companies for which Lincoln competes for talent and for shareholder investment. During 2006, our peer group was comprised of the following companies:

Agco Corp	Danaher	Fluor	Navistar International
American Power Conv	Deere & Co	Harsco	Paccar
American Standard	Donaldson	Illinois Tool Works	Pall
Caterpillar	Dover Corp	Ingersoll-Rand	Parker-Hannifin
Cooper Industries	Eaton Corp	ITT	Power-One
Crane	Emerson Electric	Kennametal	Rockwell Automation
Cummins	Flowserve	Kasco	SPX
		Milacron	Tecumseh Products

Compensation consultants assist in presenting information about emerging trends in executive compensation, along with Committee members’ own reading and study on these matters. These trends are considered by the Committee in light of our compensation philosophies described above and looking at various business needs. Business needs evaluated include: talent attraction and retention strategies, growth expectations, cost-containment initiatives, management development needs, administrative complexity and our company culture. In evaluating the impact of these, no single factor guides whether changes will be made. Instead, the Committee adopts a holistic approach, considering various factors.

Our compensation structure also takes into account individual performance. First, individual past performance is a significant factor in determining annual changes to pay components (base pay, annual bonus targets and long-term incentive awards). These amounts can change, up or down, depending upon individual performance. Second, as described in more detail below, the annual bonus includes an individual performance component in determining the percentage of target actually paid. Individual performance is measured against how well an executive achieves objectives established for him or her at the beginning of the year. In addition to objectives that are tied to specific business needs (such as those described above), other objectives could include: leadership of specific initiatives, participation in or support of strategic programs and individual development actions. A performance rating will generally range from .80 to 1.15, with all performance ratings capped at 1.15.

Finally, in determining whether changes will be made to the existing philosophy or structure and before setting compensation levels for the upcoming year, the Committee conducts an annual review of pay and performance. This review is used to evaluate whether executive pay levels are properly aligned with our financial performance, when compared to pay levels and financial performance of the peer group companies. The review looks at various financial metrics and compensation data for the most recent fiscal year and for a multi-year historical period. It then considers whether our financial performance is at, below or above that of the peer group companies and whether our executive compensation is at, below or above the peer group companies. In setting 2006 compensation (which was done in the fourth quarter of 2005), the Committee reviewed revenue growth, earnings before interest and taxes (EBIT) growth, net income growth, earnings per share (EPS) growth, return on invested capital and total shareholder return for Lincoln versus the peer group. Overall, Lincoln’s historical financial performance was at or above the peer group’s financial performance. Taken as a whole, the Committee used this information to conclude that no significant changes were needed to our overall executive compensation philosophies for 2006.

Base pay levels, annual bonus targets and long-term incentive awards (which includes all equity-based awards, such as stock options and restricted stock, and a cash long-term incentive plan target) are set at the end of the immediately prior year at a regularly-scheduled Committee meeting. The date is fixed by the Committee well in advance and generally occurs at the same time each year (in the fourth quarter) in connection with regularly-scheduled Board and committee meetings. Payout amounts for the annual bonus and the cash long-term incentive plan are determined after year-end, at the first regularly-scheduled Committee meeting of the following year, once complete financial results are available.

Executive Compensation Components

Base Compensation

As noted above, base compensation provides executives with a predictable minimum level of compensation. However, it is set at approximately the 45th percentile of the market (i.e., base salaries are somewhat below market average) in keeping with our philosophy that greater emphasis should be placed upon variable compensation. For 2006, the base salaries for Messrs. Stropki and Petrella (as reported in the Summary Compensation Table) were slightly below the broad-based survey group 45th percentile. Both Messrs. Stropki and Petrella are completing a transition of their pay to reflect new roles within the last three years. The base salaries of Messrs. Fernandez, LeBlanc and Stueber were established according to the principles discussed above and, for 2006, were, on average, slightly above the broad-based survey group 45th percentile.

Annual Bonus

We believe that, given base pay is set below market, annual cash bonus opportunities should be above average to balance some of the risk associated with greater variable compensation. Therefore, we target total cash compensation (base and bonus target) at the 65th percentile of the market. The 65th percentile target assumes superior individual and Company performance, particularly since financial goals are set aggressively. Actual bonus payments may be substantially above the market median (approaching total cash compensation in the upper quartile, or 75th percentile, of the market) if Lincoln delivers outstanding financial results that are well above targets. Conversely, actual bonus payments, and therefore total cash compensation, may be substantially below market if either individual performance or Company performance does not reach appropriate levels.

The annual bonus is referred to as the Management Incentive Plan, or MIP. As noted above, we believe that payments of above-average bonuses should only be made where the individual’s performance, that of the entire Company and that of his or her particular business unit warrant it. Therefore, target bonus amounts are established each year based on the 65th percentile objective. For 2006, 30 individuals participated in this program worldwide. All named executive officers participate in the MIP.

The percentage of target actually paid is based upon a matrix that takes into account the level of achievement of financial performance and the executive’s individual performance. If either of these factors is not met, the percentage of target paid is reduced significantly, with the potential that no bonus will be paid. If either of these factors significantly exceeds expectations, the percentage paid can be above target. However, with a cap on financial performance of 120% achievement for 2006 and a cap on individual performance of 1.15, the maximum MIP payout for 2006 using this matrix was 135% of target. The Committee retains discretion to make payments above this cap for extraordinary performance - however, no such extraordinary payments were made in 2006. For 2006, the MIP matrix was as follows:

2006 MIP Matrix

And	Based on Financial Achievement to Budget of . . .
Individual Performance of . . .	50%	60%	70%	80%	90%	100%	110%	120%
	A Participant Will Receive the Following Percentage of His or Her Target
1.15	0	60%	75%	105%	115%	120%	125%	135%
1.10	0	40%	70%	90%	110%	115%	120%	130%
1.05	0	30%	60%	70%	105%	110%	115%	125%
1.00	0	10%	40%	60%	95%	100%	110%	120%
0.95	0	0	30%	40%	75%	95%	105%	110%
0.90	0	0	0	30%	40%	75%	100%	105%
0.85	0	0	0	10%	30%	40%	75%	100%
0.80	0	0	0	5%	10%	30%	40%	75%
0.75	0	0	0	0	5%	10%	30%	40%
0.70	0	0	0	0	0	5%	10%	30%
0.65	0	0	0	0	0	0	0	0

A portion of the financial component is based upon achievement of Company consolidated financial results, and another portion may be attributable to regional/business unit financial results, depending upon the individual’s span of responsibility. Given their corporate-wide responsibilities, for 2006, the financial component for Messrs. Stropki, Petrella and Stueber was 100% dependent upon Company consolidated financial results. For 2006, the financial components for Messrs. Fernandez and LeBlanc were 25% dependent upon achievement of financial results for the consolidated Company and 75% dependent upon achievement of financial results for their particular business units. By varying the financial metrics used based upon areas of responsibility, it is possible that certain participants will receive a higher percentage of target while others will receive a lower percentage of target where the business unit performance for one participant is better than the business unit performance for the other. This is a key component of our pay-for-performance philosophy. This was the case in 2006, where the consolidated and most business unit results were above budgets. As a result, most executives, including all of the named executive officers, received payouts that were above their target amounts.

For 2006, the financial metric used was achievement of earnings before interest, taxes and the bonus referred to above (EBITB) to budget. EBITB to budget has been used as the financial metric for the MIP since its inception in 1997. Budgets for the consolidated company and the various business units are set aggressively (based on the economic climate), at the beginning of the year, are reviewed by the Finance Committee of the Board and are approved by the full Board. In the last five years, EBITB to budget for the consolidated Company has ranged from 76.2% to the 120% cap and has averaged 103.4%. For all of our business units, since 1997, EBITB to budgets have ranged from 7.1% to the 120% cap, and have averaged 94.1%. For 2006, EBITB to budget for the consolidated Company, and many of the individual business units, was capped at 120%. Using these historical results, we believe that there is an equal probability of achieving EBITB to budget in any year, although the cyclical nature of our business may increase the probability in some years and decrease it in others.

For 2007, the Committee approved certain changes to the MIP structure. First, the Committee modified the MIP matrix to increase the level of financial performance that will be considered (up from 120% of budget to 150% of budget) and raised the maximum MIP payout (up from 135% of target to 160% of target). The Committee also added a second financial metric, namely the achievement of budget for average operating working capital (AOWC) to sales, in addition to the existing EBITB to budget financial metric. MIP targets for 2007 for the named executive officers are set forth in the Grants of Plan-Based Awards Table below. If approved, future annual bonuses will be made under the 2007 Management Incentive Compensation Plan, which is described as Proposal No. 2 below. It is possible that changes would be made to the MIP structure as a result of its incorporation into that plan. However, the extent of those changes is not known at this time.

For 2006, Mr. Stropki’s MIP target placed his total cash compensation (base and bonus target) slightly below the broad-based survey group 65th percentile. Mr. Petrella’s 2006 MIP target also placed his total cash compensation (base and bonus target) below the broad-based survey group 65th percentile. Both Messrs. Stropki and Petrella were completing a transition of their pay to reflect new roles within the last three years. The MIP targets for Messrs. Fernandez, LeBlanc and Stueber were established according to the principles discussed above. Their MIP targets for 2006 placed their total cash compensation (base and bonus targets), on average, slightly above the broad-based survey group 65th percentile.

The bonuses actually paid to Messrs. Stropki and Petrella for 2006 (as reported in the Summary Compensation Table) were above the amounts paid to them in 2005 and were above their 2006 targets. In both cases, these higher payments were due to the above-average financial performance mentioned above, strong individual performance, and higher target awards in 2006 as part of their role transitions. The bonuses paid to Messrs. Fernandez, LeBlanc and Stueber for 2006 were also above the amounts paid to each of them in 2005 and were above their 2006 targets, also due to above-average financial performance, strong individual performance and a higher target given to Mr. LeBlanc as he is also completing a transition period for his new role. These bonus payments resulted in total cash compensation (base and actual bonus) for the group that was above the survey group 65th percentile. However, these higher levels of compensation were expected, given the strong financial performance delivered by the Company. For example, a review of financial performance by the Company for the first three quarters of 2006 (the only periods fully available) compared to the first three quarters of 2005 found that the Company’s revenue growth, EBIT growth, net income, EPS growth and one-year total shareholder return were all in upper quartile (above the 75th percentile) of the peer group. As noted above, although we had very strong financial performance during 2006, all bonuses were capped at 135% of targets.

Long-Term Incentives

Our compensation philosophy, after taking into account below median base salaries and above median cash bonus opportunities, includes a third principle, which is that long-term incentive opportunities should be provided to focus rewards on factors that deliver long-term sustainability for the Company and should be established at the median (or 50th percentile) of the market. We have targeted the median of the market, in keeping with our pay-for-performance philosophy, because we believe that superior long-term financial growth itself should be the main driver of above-market long-term incentive compensation. We also believe that different financial metrics help drive long-term performance. Therefore, we have established a structure for long-term incentives that combines several different long-term metrics, with the greatest emphasis placed on share appreciation and non-cash awards.

Our long-term incentive program is made up of three components: stock options, restricted stock and a cash long-term incentive program. The value of each is weighted equally, such that one-third of an executive’s long-term incentive value is delivered through stock options, one-third through restricted stock and one-third through a target cash award. Annual awards of all three components are made on a limited and selective basis, with all three awards being made only to officers. We do extend annual grants of stock options to a broad cross-section of employees within the Company and, beginning with 2007 awards (made in the fourth quarter of 2006), we have also extended grants of restricted stock to all MIP participants. For 2007 awards (made in the fourth quarter of 2006), 16 individuals received all three components, including all of the named executive officers.

During our 2005 review of long-term incentive compensation programs and trends, we determined that our program should provide for greater flexibility, and in a way that continues to strengthen our commitment to incentive-based compensation tied to shareholder value creation. Accordingly, the new 2006 Equity and Performance Incentive Plan was approved and adopted by the Board in March 2006 and by shareholders in May 2006. The new plan provides for awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. The stock option and restricted stock awards for 2007 (granted in the fourth quarter of 2006) were made under this plan.

Stock Options

Under the terms of our equity plan, as amended in 2006, stock options are granted at the closing price of our common shares on the date of the grant. All stock options are non-qualified for tax purposes. The options granted to officers vest over a three-year period, with accelerated vesting upon retirement, death, disability or a change in control. Beginning with 2007 awards (granted in the fourth quarter of 2006), accelerated vesting upon a change in control also requires a termination of employment in connection with the change in control. In keeping with our belief that equity awards are a valuable compensation tool, we extend the stock option portion of our long-term incentive program to senior managers and also make available certain one-time option grants to significant contributors, regardless of their position within Lincoln. Three-year vesting applies to stock option awards given to senior managers. Options awarded to non-management employees vest after one year, with accelerated vesting upon retirement, death or disability. Approximately 72% of the stock options covered by the 2007 award (granted in the fourth quarter of 2006) were made to employees other than our named executive officers, with a total of 337 employees receiving options worldwide.

We value stock options using the Black-Scholes valuation method. For accounting purposes, we use the fair value method of recording equity based compensation contained in the Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004) and described in more detail below. The value of stock options reported on the Summary Compensation Table, and other tables, is calculated in accordance with SFAS No. 123(R).

The Committee has sole discretion in awarding stock options and does not delegate such authority to our management nor does our management have the ability to select or influence stock option grant dates. As mentioned earlier, the date used for awards of stock options is the date of a scheduled Committee meeting which is fixed by the Committee well in advance and generally occurs at the same time each year (in the fourth quarter) in connection with regularly-scheduled Board and committee meetings. Occasionally, the Committee is asked to approve limited, out-of-cycle special awards for specific business purposes. Other than the additional award made to Mr. Stropki upon his election as Chief Executive Officer (described below), all of these out-of-cycle grants have been made at regularly-scheduled Committee meetings that have been set well in advance and all have been for minimal amounts.

Restricted Stock

Restricted stock awards have a vesting term of five years with accelerated vesting upon retirement, death, disability or a change in control. Beginning with 2007 awards (granted in the fourth quarter of 2006), accelerated vesting upon a change in control also requires a termination of employment in connection with the change in control or in the event any successor to the Company does not honor the terms of the award in connection with a change in control. Vesting may also be accelerated to just over three years if the cash long-term incentive plan financial thresholds (described below) are satisfied. Until vested, the restricted stock earns dividends and officers are entitled to vote those shares. However, dividends are held in suspense until the shares underlying the dividends vest, at which time such dividends are paid in common shares. Like the restricted shares themselves, suspended dividends are forfeited if the executive terminates employment before the underlying shares become vested. The dividend rate for dividends paid on the restricted stock is the same as for all other shareholders (in other words, it is not preferential).

For the 2006 award (granted in the fourth quarter of 2005), only officers received restricted stock grants. Beginning with the 2007 award (granted in the fourth quarter of 2006), all MIP participants received restricted stock grants.

The value of restricted stock is based upon its fair market value at the date of grant. For accounting purposes, we use the fair value method of recording equity based compensation contained in SFAS No. 123(R), described below, using the closing price of our common shares on the date of grant. The value of restricted stock reported in the Summary Compensation Table, and other tables, is calculated in accordance with SFAS No. 123(R).

As with stock options, the Committee has sole discretion to award restricted stock and does not delegate such authority to our management nor does our management have the ability to select or influence award dates. The date used for restricted stock awards is the date of a regularly-scheduled Committee meeting, fixed by the Committee well in advance and generally occurring at the same time each year (in the fourth quarter). The Committee has not made any out-of-cycle restricted stock awards.

Cash Long-Term Incentive Plan

A cash long-term incentive plan, referred to as the Cash LTIP, was also introduced in 1997 for officers. The plan is designed to offer reward opportunities leveraged to the long-term performance of the Company and to provide line-of-sight for plan participants by tying rewards to operating performance. Under this program, target amounts are set each year, at the beginning of a three-year performance cycle. Because awards are made each year and because each award relates to a three-year performance cycle, three different programs will be running at any point in time. The percentage of the target amount actually paid at the end of the applicable three-year cycle will be based upon achievement of three-year Company performance against pre-established performance thresholds. Each plan has six to seven performance thresholds with percentage payouts attributable to those thresholds ranging from 0% to 140% of target. Currently, payments are capped at 140% of target.

Since its inception, the performance measure used has been growth in net income over a three-year cycle. However, the plan does provide that any of the following performance measures may be used, as deemed appropriate by the Committee: growth measures, profitability measures, cash flow measures, return on investment/asset measures, shareholder value, strategic or non-financial performance and other key business issues or initiatives. From time to time, the Committee has considered and approved certain limited adjustments to reported net income in determining achievement of the performance measure against the thresholds. Each adjustment is reviewed in detail before it is made. The types of adjustments the Committee has considered include: extraordinary items and other adjustments that are related to events that are infrequent or unusual, and inappropriately distort results. To the extent an adjustment relates to restructuring or rationalization charges that are intended to improve organizational efficiency, a corresponding charge (equal to the adjustment) is added and amortized against future years until that adjustment is fully offset against the intended savings.

Until 2005, net income growth was measured on a year-by-year basis, with the average annual growth for that three-year period used as the performance threshold. This was the method used to determine payments under the 2004 to 2006 plan, which are reported in the Summary Compensation Table. In 2005, we changed to a measurement of growth over the entire three-year period. Therefore, for the other plans that include 2006 in their performance cycles (namely 2005 to 2007 and 2006 to 2008), performance will be evaluated over the entire three-year period.

As with performance measures, performance thresholds are set by the Committee. Factors that may be considered by the Committee in setting performance thresholds for the upcoming three-year period include, but are not limited to, internal, external and macro-economic factors. Performance thresholds are set aggressively (based on the economic climate); accordingly, 2006 was the fourth time payments had been made under this plan (out of seven full cycles). Since its inception, the average percent of target paid has been 67%, with payments ranging from 0% to 140% of target. For all prior plan cycles, the average annual net income growth threshold required to achieve a 100% payout has been 4.9%, with a range of 2% to 10%. For the 2004 to 2006 cycle, the payments for which are reported in the Summary Compensation Table, the performance thresholds were as follows:

2004 Cash LTIP (2004 to 2006 Period)
Average Annual Growth	% of Target
Less than 0%	0
0	50%
1%	75%
2%	100%
3%	110%
4%	120%
5%	140%

Performance thresholds for the 2004 to 2006 cycle (established in the fourth quarter of 2003) were set at a time when the Company (and other industrial companies) had experienced negative adjusted net income growth in the three preceding years. Therefore, to anticipate a modest growth rate during a recovery period, the 2004 to 2006 thresholds were less aggressive than the performance thresholds used in the majority of the prior cycles and are less aggressive than the current performance thresholds. Current performance thresholds have been set higher in light of our recent superior net income performance and as a result of additional components of the review process that take into account peer group performance and macro-economic factors. Comparing the historical performance thresholds to past net income performance, we believe that there is an even probability of achieving the net income growth thresholds for any open cycle. The Committee retains discretion to modify payments to any participant, to modify targets and/or to modify the performance thresholds.

For the 2007 to 2009 plan cycle, the Committee raised the maximum Cash LTIP payment (up from 140% of target to 200% of target), although they tied that change to a significant increase in the performance threshold required for the maximum payout. If approved, future cash long-term incentives will be made under the 2007 Management Incentive Compensation Plan, which is described as Proposal No. 2 below. It is possible that changes would be made to the Cash LTIP structure as a result of its incorporation into that plan. However, the extent of those changes is not known at this time.

Before payouts are made under the Cash LTIP, the Committee evaluates how the Company’s growth in net income compares to the net income growth of the peer companies for the three-year performance cycle. Performance against the peer group is considered as a factor that may warrant an adjustment, up or down, of the percentage paid under the plan. For the 2004 to 2006 plan cycle, the Committee compared the growth in reported net income for 2004 through 2006 to the growth in net income for that same period for each of the peer group companies. The net income used for all companies (including Lincoln) was reported net income before extraordinary charges and the results for 2006 for all companies were annualized since fourth quarter data was not available at the time of the review. That analysis found that the Company’s net income growth during that period was in the upper quartile (above the 75th percentile) of the peer group.

Payouts were achieved in 2006, based on average annual net income growth during the 2004 to 2006 cycle that was above the 5% maximum performance threshold for that cycle. The following adjustments were made to reported net income to calculate net income growth under the plan: rationalization adjustments (charges for each of which are amortized over a three-year period), non-recurring tax adjustments and the loss on the sale of a business adjustment. However, net income results would have been above the 5% maximum performance threshold even without those adjustments. As a result, payouts were made at 140% of targets for 15 officers. As noted above, although we had very strong performance between 2004 and 2006, the Committee determined that Cash LTIP payments would remain capped at 140% of targets.

Although Cash LTIP target amounts are set at the end of the immediately prior year at a regularly-scheduled Committee meeting, the performance measure and the performance thresholds are now generally set at the beginning of each fiscal year, which timing coincides with regularly-scheduled Board and Committee meetings. This timing allows the Committee to see our full financial results for the prior year and allows for more current macro-economic numbers to be used.

Other Equity Compensation

From time-to-time, the Committee makes special one-time grants of equity compensation to meet a specific business need. Business needs could include, but are not limited to, retention and recruitment of key management. In 2003, the Committee awarded Mr. Fernandez 8,411 deferred shares to meet a specific retention need. Those deferred shares vested upon his 60th birthday, provided that he remained an employee during that entire period. During September 2006, those deferred shares vested and Mr. Fernandez was issued unrestricted shares of 8,411, plus cash for the dividends earned on those shares before they became vested. In addition, Mr. Stropki was given a special award of 30,000 stock options, in June 2004, upon his appointment as Chief Executive Officer. This special award was made to bring his long-term incentive compensation toward the competitive market 50th percentile for a chief executive officer. The normal terms of our stock option awards applied to Mr. Stropki’s grant. As a result, those options will become fully vested three years from the date of grant, or June 2007. There are no other currently outstanding special one-time grants of equity compensation.

Long-Term Incentive Timing and Amounts

As described above, long-term incentive awards, composed of stock options, restricted stock and the Cash LTIP, are made each year, at the same time that base compensation and bonus targets are set. Awards reported in the footnotes to the Summary Compensation Table and the Grants of Plan-Based Awards Table, which were made in the fourth quarter of 2006, are evaluated as 2007 awards, since they relate to performance in 2007 and beyond. Therefore, the competitive market data, compensation trends, business needs, individual performance, individual role and Company financial performance to peers evaluated by the Committee to set the long-term incentive amounts reported in the footnotes to the Summary Compensation Table and the Grants of Plan-Based Awards Table will be different from those same components used to evaluate and set the base and bonus amounts reported in the Summary Compensation Table. The Cash LTIP payments reported in the Summary Compensation Table are an additional exception. Since these payments relate to the 2004 to 2006 three-year cycle, the target amounts for the Cash LTIP reported in the Summary Compensation Table were evaluated and set as 2004 awards (and made in the fourth quarter of 2003).

As reported in the Summary Compensation Table, and its footnotes, and the Grants of Plan-Based Awards Table, for 2007, Mr. Stropki received a stock option grant of 29,800 shares, and a restricted stock award of 7,650 shares. At the same time, he was awarded a Cash LTIP target of $459,000 for the performance cycle running from 2007 to 2009. The total value of these three awards placed his long-term incentive compensation below each of the broad-based survey group, peer group and S&P Midcap 400 group 50th percentiles for long-term incentive compensation. Mr. Petrella received a stock option grant of 8,650 shares, a restricted stock award of 2,220 shares and a 2007 to 2009 Cash LTIP target of $133,300, resulting in a total long-term incentive award value that placed him slightly above the broad-based survey group 50th percentile but significantly below the peer group and S&P Midcap 400 group 50th percentiles. Messrs. Fernandez, LeBlanc and Stueber received an aggregate stock option grant of 17,410 shares, an aggregate restricted stock award of 4,470 shares and an aggregate 2007 to 2009 Cash LTIP target of $268,300, resulting in an aggregate total long-term incentive award value that placed them, on average, above the broad-based survey group 50th percentile, but significantly below the peer group and S&P Midcap 400 group 50th percentiles.

Benefits

We intend to provide a competitive group of benefits for all of our employees, with the 50th percentile of the market targeted for the combination of all benefits. However, some aspects of our benefit programs are considered non-traditional due to their relationship with our pay-for-performance and incentive-based philosophies. For example, employees, including the named executive officers, are required to have medical insurance coverage through the Company or an equivalent external source. The premiums for Company-provided medical coverage are 100% paid by employees, on a pre-tax basis. Premiums for dental coverage, which is a voluntary benefit, are also 100% paid by employees. Life insurance coverage paid by the Company is set at $10,000 per employee, including the named executive officers, although employees may purchase additional insurance at their own cost. The executive officers are not exempt from this cost-sharing approach. We continually review our benefits for overall competitiveness.

We attempt to balance our various non-traditional programs (such as those with a significant portion of the cost born by the employee), with more traditional programs. As a result, we place the greatest emphasis with our benefit programs on the delivery of retirement benefits to our employees. This allows us to reward long-term service with the Company which, we believe, is not addressed in our other compensation and benefit programs. The value of our retirement benefits are intended to deliver a benefits package that is, in total, at or slightly above the market median (50th percentile). However, because some of our other benefits might be viewed as less than competitive, our retirement benefits, viewed in isolation, are designed to be, and we believe are, well above the competitive market for retirement benefits. Retirement benefits are provided through both defined benefit and defined contribution plans.

We provide defined benefits to our named executive officers through two programs: (1) the Supplemental Executive Retirement Plan, which we refer to as the SERP, that became effective January 1, 1994; and (2) The Lincoln Electric Company Retirement Annuity Program, which we refer to as the RAP, that has been in effect since 1936 and that applies to all eligible employees. However, effective January 1, 2006, new employees are no longer eligible to participate in the RAP as discussed below.

We also provide a defined contribution retirement program for our named executive officers, which includes: (1) a supplemental deferred compensation plan, which we refer to as the Top Hat Plan; and (2) a qualified 401(k) savings plan, formally known as The Lincoln Electric Company Employee Savings 401(k) Plan, that was established in 1994 and applies to all eligible employees. As a result of the adoption of Section 409A of the U.S. Internal Revenue Code, Top Hat Plan benefits are provided through two separate programs: the Lincoln Electric Holdings, Inc. 2005 Deferred Compensation Plan for Executives, which we refer to as the New Top Hat Plan, was adopted on December 30, 2004 to provide for ongoing deferrals in compliance with Section 409A of the Code; and the Lincoln Electric Holdings, Inc. Deferred Compensation Plan for Executives, which we refer to as the Old Top Hat Plan, was originally adopted in 1994 and ultimately amended on December 30, 2005 to provide that all benefits under the plan would comply with the requirements of Section 409A of the Code. No new participants or deferrals will be added to the Old Top Hat Plan.

Participation in the SERP and the Top Hat Plan is limited to individuals approved by the Committee. As of December 31, 2006, there were 15 active participants in the SERP and 21 active participants in the Top Hat Plan. No new participants have been added to the SERP since January 1, 2005. One new participant was added to the Top Hat Plan in 2006.

We also provide accidental death benefits to officers, due to the significant amount of travel required in their jobs. Under this program, the premiums of which are paid by the Company, a participant’s beneficiary would receive a payment of $750,000 upon an officer’s accidental death. The policy also provides disability benefits of up to $7,500 per month in the event an officer is permanently and totally disabled as a result of an accident, and it provides for medical evacuation coverage as a result of an accident.

Supplemental Executive Retirement Plan

The purpose of the SERP is, in part, to make up for limitations imposed by the U.S. Internal Revenue Code on payments of retirement benefits under our tax-qualified retirement plans, including the RAP, and, primarily, to provide an aggregate competitive retirement benefit for SERP participants in line with our overall 50th percentile goal for benefits.

In 2005, we added a two-tier benefit structure applicable to new participants in the SERP in light of emerging trends in executive compensation. Under the two-tier benefit structure, future participants, if any, designated as “Management Committee and Regional President Participants” are entitled to a retirement benefit as follows:

Management				to a maximum of 60%
Committee/		[	(			years		final	)			]
Regional	=			1.333%	x	of	x	average		-	applicable		x	participation
Presidents						service		pay			offsets			factor

All future participants designated as “Other Participants” are entitled to a retirement benefit as follows:

				to a maximum of 50%
		[	(			years		final	)			]
Other	=			1.111%	x	of	x	average		-	applicable		x	participation
Participants						service		pay			offsets			factor

Generally, benefits under the SERP for current participants, including each named executive officer, are determined as follows:

				to a maximum of 65%
		[	(			years		final	)			]
Current	=			1.445%	x	of	x	average		-	applicable		x	participation
Participants						service		pay			offsets			factor

For purposes of the SERP, final average pay is the average base and bonus compensation for the three highest years in the seven-year period preceding retirement, and years of service includes all service with the Company (and may include service with certain previous employers) but excludes service after age 65. The benefits payable under the SERP are reduced by the maximum Social Security benefit payable in the year of retirement, the single life benefit payable under the RAP, the lifetime benefit equivalence of any account balance attributable to employer matching contributions, Employee Stock Ownership Plan contributions and/or Financial Security Program contributions under the 401(k) plan, and other employer-paid qualified plan benefits paid by previous employers (but only if prior years of service are awarded under the SERP for service with that previous employer). Benefits under the SERP are also reduced if the covered employee has participated in the SERP for fewer than eight years at the time of retirement. Unless a different factor is set by the Committee, participants are credited with only 20% of the net amount of the benefit otherwise payable under the SERP when they first become participants, and in each of the next eight years an additional 10% of the net amount of the benefit will become payable upon retirement. Messrs. Stropki, Fernandez and Stueber have 100% participation factors while Messrs. Petrella and LeBlanc have 70% participation factors as of December 31, 2006. Unless modified, the maximum net benefit payable under the SERP is $300,000 per year.

SERP benefits vest at the plan’s normal retirement age of 60. Benefits may become vested as early as age 55, but only if such vesting is approved by the Committee. If benefits are paid before age 60, they are reduced for early commencement. Certain terms of the SERP may be modified as to individual participants, upon action by the Committee. The SERP also provides accumulated benefits to eligible spouses of deceased employees or former employees.

The compensation covered by the SERP is the same as shown in the salary and bonus columns of the Summary Compensation Table below. Credited service for SERP purposes, as of December 31, 2006, for Messrs. Stropki, Petrella, Fernandez, LeBlanc and Stueber was 34, 11, 40, 12 and 33 years, respectively. Both Messrs. Stueber and Fernandez were awarded prior years of service under the SERP for service with their previous employers. Since 2001, however, it has not been customary for us to grant extra years of credited service under the SERP. Only Mr. Fernandez is currently vested in the SERP.

Retirement Annuity Program

Under the RAP, each employee accumulates 2.5% of each year’s base compensation (limited to $210,000 for compensation earned during the period November 1, 2005 through October 31, 2006 and $220,000 thereafter per U.S. Internal Revenue Code limits) in the form of an annuity payable at normal retirement age (age 60 or five years of employment, if later). Participants may also retire early and receive a benefit as early as age 55, but that benefit is reduced to reflect the early payments. For example, a participant commencing his or her RAP benefit at age 55 will receive a benefit equal to 63.82% of his or her normal retirement benefit. In addition to the 2.5% accumulation each year, we have granted, on a number of occasions, additional prospective past service benefits. The program also provides accumulated benefits to eligible spouses of deceased employees or former employees. Benefits under the program are in addition to those payable under Social Security.

In 2006, the RAP was modified to provide a one-time choice for existing employees (hired before January 1, 2006), between maintaining the current program or opting into an alternative program in which the prospective annual earned annuity in the RAP is reduced to 1.25% of each year’s base compensation and the employee is entitled to an enhanced Lincoln contribution in the qualified 401(k) plan, based on service. The enhanced defined contribution program is known as the FSP Plus program and is described in more detail below. All employees hired after January 1, 2006 may participate in the FSP Plus program (and may not participate in any RAP benefits). In addition, in 1997, the RAP was modified to provide a one-time choice to existing employees (hired before November 1, 1997), between maintaining a feature in the RAP known as the Age 60 Feature (or Ramp) or eliminating that feature prospectively in lieu of receipt of employer-provided benefits in our 401(k) plan (referred to as FSP benefits and described in more detail below). Under the Ramp feature, if a participant, including a named executive officer, works past normal retirement age (60), he or she may be eligible for certain enhanced benefits to be paid in one of two ways at his/her election: (1) retirement benefits would commence at age 60 while the participant continued to work, or (2) retirement benefits would be delayed until actual retirement with the participant receiving higher payments. Under the Ramp, a participant must start his or her retirement benefits at age 65, even if he/she continues to work for us. These two elections were made in 1997 and 2006 and were available to all employees at those times. The retirement benefits under the RAP for the named executive officers are estimated in the Pension Benefits Table based on the 2006 and 1997 elections they each made.

2005 Deferred Compensation Plan

Our 2005 Deferred Compensation Plan for Executives, which we refer to as the Top Hat Plan, is designed to allow participants to defer their current income on a pre-tax basis and to receive a tax-deferred return on those deferrals. The plan replaces our old deferred compensation plan, which was terminated in December 2005 as to those participants who consented to the termination, and was amended in December 2005, as to those participants who did not consent to the termination, to provide that all benefits under the plan would comply with the requirements of Section 409A of the U.S. Internal Revenue Code. No new participants or deferrals are being added to the old deferred compensation plan.

Our plan is designed to be a “top-hat” plan that complies with Section 409A of the Code, which was codified into law in 2004 and significantly changed the requirements for non-qualified deferred compensation plans. In order for a deferral to be eligible for deferred taxation, it must be subject to a substantial risk of forfeiture and must follow limited deferral and distribution rules. Under Section 409A of the Code, non-qualified deferred compensation plan distributions are permitted only in the event of separation from service, disability, death, a change in control of the employer or an unforeseeable emergency. Distributions also can be made at a specified time or under a fixed schedule, as stated in the plan at the time of the deferral.

Participation in our Top Hat Plan is limited to management and highly compensated employees, approved by the Committee, who have elected to make the maximum elective contributions permitted under the terms of our 401(k) plan for the applicable deferral period/year ($15,000 for 2006). Participants may elect to defer portions of their regular salary and/or bonus, provided that the deferral amount under the plan and the 401(k) plan together cannot exceed 80% of base salary and/or 80% of bonus. Deferrals are credited to participant accounts based on their elections and accounts are also credited with earnings based on the investment elections made by the participant. There are currently 13 investment options, twelve of which mirror the third-party managed investment funds available under our 401(k) plan and one, Moody’s Corporate Bond Average Index, that preserves an investment option previously available under our old deferred compensation plan. All of the third-party managed investment options track precisely with the returns reported by the investment managers for the funds to which they are associated. The Moody’s Corporate Bond Average Index is derived from pricing data for approximately 100 corporate bonds in the U.S. market, each with current outstandings of over $100 million.

Amounts deferred under the plan are distributed when a participant terminates employment with us or elects to receive an in-service distribution, which is available to assist participants in meeting shorter-term financial needs. In-service distributions are elected at the time the deferral election is made and are payable in a lump-sum payment on a date that is at least one calendar year after the date of the applicable deferral period/plan year. Distributions following death or retirement may be made by payment in either five, ten or fifteen annual installments or by payment of a single lump-sum, except that accounts valued at less than $35,000 are distributed in a single lump-sum payment. The retirement distribution is available for participants starting at age 60 (or age 55 if the participant has 25 years of service). The plan administrator, in its sole discretion, may also allow for financial hardship distributions in certain circumstances. Loans are not permitted under the plan.

For 2006, Mr. Stropki elected to defer amounts from his base pay and bonus (which was paid in March 2007) and Mr. Stueber elected to defer amounts from his bonus (which was paid in March 2007).

401(k) Plan

Participation in the 401(k) plan is open to all employees of our primary U.S. subsidiary, The Lincoln Electric Company. Certain other U.S. subsidiaries may participate in some or all components of the plan. Under the plan, employees may contribute up to 80% of their base pay and/or 80% of their bonus, on a pre-tax basis, subject to U.S. Internal Revenue Code limits (for 2006, $15,000). Participants who will be at least age 50 in any calendar year may make an additional pre-tax “catch-up” contribution, up to the U.S. Internal Revenue Code limit (for 2006, $5,000). We match participant contributions at 35% up to the first 6% of pay (base and bonus) contributed. For 2006, compensation above $220,000 was not taken into account in calculating the matching contributions. We do not match catch-up contributions.

We may also provide additional contributions under a program we refer to as the Financial Security Plan (FSP) for those participants, including the named executive officers, who made an election to adopt this program in 1997 (in which case they receive an annual FSP contribution of 2% of base pay) or who made an election to adopt a revised program in 2006, which we refer to as the FSP Plus program, in which case they receive an annual FSP Plus contribution as follows:

After service of...	Lincoln will contribute...
1 year	4% of base pay
5 years	5% of base pay
10 years	6% of base pay
15 years	7% of base pay
20 years	8% of base pay
25 years	10% of base pay

For 2006, all of the named executive officers deferred amounts under the 401(k) plan.

Perquisites

The Company will occasionally provide perquisites to officers or MIP participants to meet specific business needs. For example, because we believe in the importance of maintaining the health of all of our employees, including the named executive officers, we pay for an annual physical for MIP participants who are age 45 or older and for certain participants below that age on an ad hoc basis. We also make available financial planning services to officers. However, the cost of these financial planning services are included in the income of the participants. The physical and financial planning programs are optional programs. To assist us in conducting business meetings and/or entertainment, we pay the cost of certain club dues for some officers. Although these officers may derive some personal benefit from their use, club memberships are used extensively for business purposes and all personal expenses are born entirely by the executive. Initiation fees for club memberships are paid by the executive.

In 2006, Messrs. Stropki and Fernandez opted to use the executive physical program. All of the named executive officers used the financial planning services. Finally, certain club dues were paid for Messrs. Stropki, Petrella and Stueber. The value of these perquisites are provided in the Summary Compensation Table.

Change in Control Agreements

We entered into agreements in 1998 with certain officers, including Messrs. Stropki, Fernandez and Stueber, designed generally to assure continued management in the event of a change in control of Lincoln. The agreements with Messrs. Stropki and Stueber were modified in March 2000. These arrangements are operative only if a change in control occurs and payments are only made if the officer’s employment is terminated (or if the officer terminates his employment due to certain significant adverse changes in his terms of employment). In addition to these three officers, only one other officer has such an agreement. Outside of these four agreements, the Company does not maintain written change in control or severance agreements.

The agreements provide that following a change in control, a three-year severance period commences. If, during that period, the executive’s employment is terminated, then the amounts and benefits the officer would be entitled to receive include (i) a lump-sum payment equal to the amount of base and incentive pay that would have been paid to the officer for the greater of one year or the remainder of the severance period; (ii) long-term incentive awards granted prior to the change in control; (iii) continuation of medical insurance, life insurance, and other welfare benefits for the greater of one year or the remainder of the severance period, subject to reduction for comparable welfare benefits received in any subsequent employment; and (iv) enhanced service credit and age under the SERP of three years and immediate vesting under the SERP. The officer would be entitled to receive an additional payment, net of taxes, to compensate for the excise tax imposed on these and other payments if they are determined to be excess parachute payments under the U.S. Internal Revenue Code. Payments under these agreements would be in lieu of any other rights to severance pay under other agreements. The agreements also provide for a one year non-compete if the executive receives payments under the agreements.

Stock Ownership Guidelines

As with the Directors, in keeping with our philosophy that officers should maintain an equity interest in Lincoln and based on our view that such ownership is a component of good corporate governance, we adopted stock ownership guidelines for officers effective January 1, 2006. Under the guidelines, officers of Lincoln are required to own and hold a certain number of our common shares, currently at the levels set forth in the table below:

Executive Group	Ownership Guideline
CEO	3 times base salary
Management Committee Members*	1 times base salary
Other Officers **	1/2 times base salary

*	Includes Messrs. Petrella and Stueber, as well as other officers of Lincoln.
**	Includes Messrs. Fernandez and LeBlanc, as well as other officers of Lincoln.

Officers have five years to satisfy the stock ownership guidelines, which can be satisfied either by holding (1) shares aggregating the dollar amount specified above, or (2) that number of shares needed to satisfy the ownership guidelines tied to the base salaries in effect on January 1, 2006 divided by the closing price of a common share on December 30, 2005 ($39.66). The Committee reserves the right to modify these guidelines in the future. Restricted stock awards will count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) will not. As of December 31, 2006, more than 75% of our officers met the stock ownership requirements.

Accounting Impact

Effective January 1, 2003, we adopted the fair value method of recording equity-based compensation contained in SFAS No. 123 “Accounting for Stock-Based Compensation.” Effective January 1, 2006, we adopted SFAS No. 123 (Revised 2004), “Share-Based Payment,” which is a revision of SFAS No. 123. Generally, the approach under SFAS No. 123(R) is similar to the approach under SFAS No. 123. All employee stock option grants beginning January 1, 2003 are expensed over the stock option vesting period based on their fair value on the date the options are granted. Restricted shares or deferred shares require compensation expense to be measured by the quoted market price on the date of grant and expensed over the vesting period. No expense is recognized for any stock options, restricted shares or deferred shares that are forfeited, in which case the recipients have failed to meet the applicable vesting requirements.

Section 162(m) of the U.S. Internal Revenue Code

Our general philosophy is to qualify future compensation for tax deductibility under Section 162(m) of the U.S. Internal Revenue Code, wherever appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Qualification is sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives. For example, in the past, our MIP and Cash LTIP programs were not qualified under Section 162(m) of the Code because the Committee believed that it was important to retain a significant level of flexibility and simplicity in those programs to support our pay-for-performance philosophies and it believed that this required flexibility and simplicity could not be accomplished under the qualification rules. The Committee also believed that it employed other safeguards (such as a mechanism for comparing pay and performance) that, although not recognized under Section 162(m) of the Code, did ensure that payments made under these programs were performance-based. Finally, given that the impact of non-deductibility in the past under Section 162(m) of the Code had not been material, the Committee viewed non-qualification of those plans as appropriate in light of the significant level of flexibility and simplicity of the programs.

As a result of our on-going review of our compensation programs, the Committee determined that both the MIP and Cash LTIP plans could be structured in such a way as to maintain a suitable level of flexibility and simplicity and, at the same time, could be treated as performance-based compensation under Section 162(m) of the Code. Such treatment would allow those payments to be deductible under Section 162(m) of the Code, to the extent that an executive officer’s compensation exceeded $1 million, which would be beneficial to the Company. Accordingly, they recommended approval to the full Board of Directors (which approval was given in March 2007) to seek shareholder approval of the MIP and Cash LTIP under Section 162(m) of the Code. As a result, Proposal No. 2, relating to the approval of the 2007 Management Incentive Compensation Plan, is included in this proxy statement.

If approved, the following components of executive compensation would be excluded in determining deductibility under Section 162(m) of the Code: annual bonus (MIP), Cash LTIP and stock option awards. Exclusion of those amounts under Section 162(m) would mean that they would be fully deductible, regardless of amount, assuming they are otherwise considered reasonable compensation and are within the limits of the plan. Payments of base pay and restricted stock (as currently structured) would not be excludable and, thus, any of those amounts that exceed $1 million in a calendar year would be non-deductible.

Compensation paid to the named executive officers during 2006 was tax deductible for Federal income tax purposes, except with respect to a portion of the compensation paid to Messrs. Stropki and Fernandez.

COMPENSATION COMMITTEE REPORT

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Lincoln’s management and, based on this review and discussion, recommends that it be included in Lincoln’s Annual Report on Form 10-K for the year ended December 31, 2006 and this proxy statement.

By the Compensation and Executive Development Committee:

/s/ Hellene S. Runtagh, Chair
Harold L. Adams Stephen G. Hanks G. Russell Lincoln

EXECUTIVE COMPENSATION

2006 Summary Compensation Table

The following table provides information on the compensation for our Chief Executive Officer and Chief Financial Officer, as well as the three next highest paid executive officers.

Name and Principal Position	Year	Salary		Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)		Change in Pension and Nonqualified Deferred Compensation Earnings (6)		All Other Compensation		Total

John M. Stropki, Jr. Chairman, President and Chief Executive Officer	2006	$750,000	(1)	$103,082	$600,067	$1,602,513	(1)	$821,861	(6)	$23,828	(7)	$3,901,351

Vincent K. Petrella Senior Vice President, Chief Financial Officer and Treasurer	2006	325,000		28,832	139,598	490,233		27,000		26,900	(8)	1,037,563

Frederick G. Stueber Senior Vice President, General Counsel and Secretary	2006	325,000		26,056	163,514	463,500	(5)	362,000		17,639	(9)	1,357,709

Ralph C. Fernandez Lincoln Electric International Holding Company – Vice President; President, Lincoln Electric Latin America	2006	265,000		210,115	282,845	355,000		339,000		219,531	(10)	1,671,491

David M. LeBlanc Lincoln Electric International Holding Company – Vice President; President, Lincoln Electric Europe	2006	235,000		14,487	90,296	273,000		19,000		189,956	(11)	821,739

(1)	Of the amount shown as salary, $180,000 was deferred under our 2005 Deferred Compensation Plan for Executives (or Top Hat Plan). Of the amount shown that relates to our annual bonus program (or MIP), $200,000 was deferred in March 2007 under our Top Hat Plan. See the Compensation Discussion and Analysis section above and our Nonqualified Deferred Compensation Table below for additional information on this plan.

(2)	On November 29, 2006, the named executive officers received awards of restricted stock. See the Compensation Discussion and Analysis section above and the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these awards.

The amounts reported reflect our 2006 FAS 123R expense for the November 29, 2006 restricted stock awards as follows: Mr. Stropki ($9,849), Mr. Petrella ($2,239), Mr. Stueber ($2,098), Mr. Fernandez ($75,638) and Mr. LeBlanc ($1,150). In addition to these grants, the amounts reported include the additional 2006 compensation expense for prior year awards of restricted stock. Mr. Fernandez became retirement-eligible in 2006, upon reaching age 60; therefore, his compensation cost reflects the full remaining value of his awards of restricted stock. Mr. Fernandez’s amount also includes the full remaining value of his prior 2003 award of 8,411 deferred shares. Assumptions used in the calculation of these amounts are included in footnote (E) to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2007.

(3)	On November 29, 2006, the named executive officers received grants of stock options. See the Compensation Discussion and Analysis section above and the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these grants.

The amounts reported reflect our 2006 FAS 123R expense for the November 29, 2006 stock option grants as follows: Mr. Stropki ($12,152), Mr. Petrella ($3,527), Mr. Stueber ($3,307), Mr. Fernandez ($71,492) and Mr. LeBlanc ($1,806). In addition to these 2006 grants, the amounts reported include the additional 2006 compensation expense for prior year grants of stock options. Mr. Fernandez became retirement-eligible in 2006; therefore, his compensation cost reflects the full remaining value of his prior grants of stock options. Assumptions used in the calculation of these amounts are included in footnote (E) to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2007.

(4)	The amounts shown represent payments under our annual bonus program (or MIP) for 2006 as follows: Mr. Stropki ($1,141,680), Mr. Petrella ($385,700), Mr. Stueber ($337,500), Mr. Fernandez ($243,000) and Mr. LeBlanc ($189,000); and amounts under our cash long-term incentive program (or Cash LTIP) for the 2004 to 2006 cycle as follows: Mr. Stropki ($460,833), Mr. Petrella ($104,533), Mr. Stueber ($126,000), Mr. Fernandez ($112,000) and Mr. LeBlanc ($84,000). For a description of our annual bonus program and our cash long-term incentive plan, see the Compensation Discussion and Analysis section above.

(5)	Of the amount shown that relates to our annual bonus program (or MIP), $100,000 was deferred in March 2007 under our Top Hat Plan.

(6)	The amounts shown represent the increase in actuarial value of our two defined benefit plans, the RAP and the SERP, for 2006 as compared to 2005 as follows: Mr. Stropki ($69,000 for the RAP) ($750,000 for the SERP), Mr. Petrella ($27,000 for the RAP) ($0 for the SERP), Mr. Stueber ($43,000 for the RAP) ($319,000 for the SERP), Mr. Fernandez ($78,000 for the RAP) ($261,000 for the SERP), and Mr. LeBlanc ($19,000 for the RAP) ($0 for the SERP). The amount shown for Mr. Stropki also includes $2,861, representing the difference between $123,122 (the actual earnings credited to Mr. Stropki’s deferred compensation account under our Top Hat Plan, which was based on the rate of return for Moody’s Corporate Bond Average Index in accordance with the plan) and $120,261 (the hypothetical market-rate return specified by SEC rules for proxy statement disclosure purposes, which is based on 120% of the applicable federal long-term rate, compounded monthly for 2006 ).

(7)	The amount shown is comprised of $4,620 of company matching contributions under our 401(k) plan and $142 in life and accidental death insurance premiums paid by Lincoln during 2006, as well as the following perquisites: club membership dues, financial planning services and an annual physical examination. None of the individual perquisites was greater than $25,000.

(8)	The amount shown is comprised of $4,620 in company matching contributions under our 401(k) plan, $4,400 in company contributions under the FSP program and $142 in life and accidental death insurance premiums paid by Lincoln during 2006, as well as the following perquisites: club membership dues and financial planning services. None of the individual perquisites was greater than $25,000.

(9)	The amount shown is comprised of $4,620 in company matching contributions under our 401(k) plan, $4,400 in company contributions under the FSP program and $142 in life and accidental death insurance premiums paid by Lincoln during 2006, as well as the following perquisites: club membership dues and financial planning services. None of the individual perquisites was greater than $25,000.

(10)	The amount shown is comprised of $4,620 in company matching contributions under our 401(k) plan, $4,400 in company contributions under the FSP program and $142 in life and accidental death insurance premiums paid by Lincoln during 2006, as well as the following perquisites: financial planning services, an annual physical examination and moving expenses and taxes paid during 2006 related to Mr. Fernandez’s 2005 expatriate assignment. None of the individual perquisites was greater than $25,000, other than the tax payment of $201,844 related to Mr. Fernandez’s 2005 expatriate assignment.

(11)	The amount shown is comprised of $4,620 in company matching contributions under our 401(k) plan, $4,400 in company contributions under the FSP program and $142 in life and accidental death insurance premiums paid by Lincoln during 2006, as well as financial planning services and the following other perquisites related to Mr. LeBlanc’s expatriate assignment: a cost of living adjustment, a foreign service premium for taking a foreign assignment, housing rent and utilities (net of the hypothetical cost of U.S. housing), automobile lease payments, schooling for Mr. LeBlanc’s children, home leave airfare, foreign taxes and a U.S. FICA/Medicare tax gross up. None of the individual perquisites was greater than $25,000, other than the housing rent and utilities payment of $43,742 and foreign tax payments of $56,807. The amounts disclosed related to Mr. LeBlanc’s expatriate assignment were converted from Euros to U.S. dollars based on the conversion price of 1 Euro to $1.3255, as reported by Bloomberg on November 30, 2006.

2006 Grants of Plan-Based Awards

The following table provides information relating to plan-based awards granted in 2006 to those individuals named in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)

John M.	N/A	$0	$950,000 (1)	$1,520,000 (1)
Stropki, Jr.	N/A	0	459,000 (2)	918,000 (2)
	11/29/06				7,650			$462,902
	11/29/06					29,800	$60.51	437,464

Vincent K.	N/A	0	315,000 (1)	504,000 (1)
Petrella	N/A	0	133,300 (2)	266,600 (2)
	11/29/06				2,220			134,332
	11/29/06					8,650	60.51	126,982

Frederick G.	N/A	0	265,000 (1)	424,000 (1)
Stueber	N/A	0	125,000 (2)	250,000 (2)
	11/29/06				2,080			125,861
	11/29/06					8,110	60.51	119,055

Ralph C.	N/A	0	135,000 (1)	216,000 (1)
Fernandez	N/A	0	75,000 (2)	150,000 (2)
	11/29/06				1,250			75,638
	11/29/06					4,870	60.51	71,492

David M.	N/A	0	155,000 (1)	248,000 (1)
LeBlanc	N/A	0	68,300 (2)	136,600 (2)
	11/29/06				1,140			68,981
	11/29/06					4,430	60.51	65,032

(1)	The performance-based amounts shown represent the estimated cash payouts for 2007 under our annual bonus program (or MIP). Under the MIP, payments are based on the achievement of Company financial performance goals and the executive’s individual performance. Target awards are set by the Compensation and Executive Development Committee of the Board in the fourth quarter of the year preceding the bonus year. Actual payment amounts are determined by the Compensation and Executive Development Committee of the Board in the first quarter of the year following the bonus year. For additional information regarding the MIP, see the Compensation Discussion and Analysis section above.

(2)	The performance-based amounts shown represent estimated cash payouts for the 2007 to 2009 cycle under our cash long-term incentive plan. Under the plan, payments are based on net income growth over a three-year cycle. Target awards are set by the Compensation and Executive Development Committee of the Board in fourth quarter of the year before the three-year cycle. Actual payment amounts are determined by the Compensation and Executive Development Committee of the Board in the first quarter of the year following the three-year cycle.

(3)

The amounts shown in this column represent restricted stock grants made under our 2006 Equity and Performance Incentive Plan on November 29, 2006. The restricted stock vests upon the earlier of (1) the recipient remaining in continuous employment for five years (to November 29, 2011), or (2) a determination by the Compensation and Executive Development Committee of the Board that the financial targets for our 2007-2009 cash long-term incentive plan (discussed above) are met (i.e., 3 years), with accelerated vesting upon a change in control in the event the employee is terminated or in the event any successor to the company does not honor the terms of the award or in the event of death, disability or retirement. Any cash dividends on the restricted stock are sequestered by us until the shares are nonforfeitable, at which time such dividends are paid in common shares. The dividend rate for dividends paid on the restricted stock to the named executive officers is the same as for all other shareholders (in other words, it is not preferential).

(4)	The options were granted at the fair market value of our common shares on the date of grant, have 10-year terms and become exercisable in equal annual increments over a three-year period. Vesting of the options is accelerated by the occurrence of a change in control in the event the employee is terminated or if the plan is not assumed or upon death, disability or retirement.

(5)	The amounts shown represent the full value of the restricted stock awards and the stock option grants calculated in accordance with FAS 123R. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. The actual amount realized upon vesting of restricted stock will depend upon the market price of our common shares at the time of vesting. There is no assurance that the hypothetical full values of the awards reflected in this table will actually be realized.

The narrative below describes the material terms of each named executive officer’s employment agreement or arrangement with us to the extent it is not otherwise discussed above in the Compensation Discussion and Analysis section and/or in the Summary Compensation Table and its corresponding footnotes.

Additional Employment Terms for the Chief Executive Officer

Mr. Stropki was elected President and Chief Executive Officer of the Company effective June 3, 2004. In connection with his election, Mr. Stropki and Lincoln entered into a letter agreement modifying the terms of his retirement benefits. Under the terms of the letter agreement, Mr. Stropki will continue to participate in the SERP under the same terms and conditions that existed prior to his appointment as Chief Executive Officer, except that his annual benefit limit under the SERP was increased from the standard $300,000 to $500,000. For a general discussion of the SERP, see the Compensation Discussion and Analysis above and the Pension Benefits Table below.

As is the case with substantially all of our professional employees, Mr. Stropki has a standard employee agreement with us that contains a non-competition provision restricting his ability to compete with us for a period of two years following termination of employment.

For 2006, Mr. Stropki’s salary and bonus accounted for 52% of his total compensation, based on the value of his 2006 base salary, 2006 actual MIP (or bonus) paid in March 2007 and assumes one-third of his actual Cash LTIP payment for the 2004 to 2006 performance cycle.

Additional Employment Terms for the Chief Financial Officer

As part of its review of the Company’s cash long-term incentive plan, the Compensation and Executive Development Committee of the Board determined that it would institute pro-rata target awards for any open performance cycle for those individuals who became officers or for those officers who received significant promotions during these periods. As a result, the Committee determined that Mr. Petrella’s 2004 to 2006 cash long-term incentive target would be raised from $40,000 to $74,667 to reflect his promotion to Chief Financial Officer in 2004. The cash long-term incentive plan payment to Mr. Petrella that is reported in the Summary Compensation Table above was calculated based on this revised target.

As is the case with substantially all of our professional employees, Mr. Petrella has a standard employee agreement with us that contains a non-competition provision restricting his ability to compete with us for a period of two years following termination of employment.

For 2006, Mr. Petrella’s salary and bonus accounted for 72% of his total compensation, based on the value of his 2006 base salary, 2006 actual MIP (or bonus) paid in March 2007 and assumes one-third of his actual Cash LTIP payment for the 2004 to 2006 performance cycle.

Additional Employment Terms for the Other Named Executive Officers

Mr. Stueber entered into an employment agreement in February 1995, which was modified in May 1998. The agreement contains many terms no longer in effect. The agreement grants credited service for purposes of the SERP of 22 years as of his date of hire, assuming a normal retirement age of 60 and service of 45 years at age 65.

Mr. Fernandez’s employment arrangement also grants him prior years of service credit in the SERP of 28 years.

Mr. LeBlanc is a U.S. employee, working overseas. As such, he receives certain expatriate benefits under our overseas assignment policy. However, the benefits provided to Mr. LeBlanc are on the same terms as those provided to other expatriates. Therefore, the Company has not entered into any special employment agreement with Mr. LeBlanc.

As is the case with substantially all of our professional employees, Messrs. Stueber, Fernandez and LeBlanc have standard employee agreements with us that contain non-competition provisions restricting their ability to compete with us for a period of two years following termination of employment.

For 2006, Mr. Stueber’s salary and bonus accounted for 52% of his total compensation, Mr. Fernandez’s salary and bonus accounted for 33% of his total compensation and Mr. LeBlanc’s salary and bonus accounted for 55% of his total compensation. The above percentages were based, in each case, on the value of the executive’s 2006 base salary, 2006 actual MIP (or bonus) paid in March 2007 and assumes one-third of the executive’s actual Cash LTIP payment for the 2004 to 2006 performance cycle.

HOLDINGS OF EQUITY-RELATED INTERESTS

The following table provides information relating to exercisable and unexercisable stock options and restricted stock at December 31, 2006 for those individuals named in the Summary Compensation Table.

Outstanding Equity Awards at December 31, 2006

	Options Award				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)

John M. Stropki, Jr.	70,000		$13.50	10-11-10
	55,000		21.61	10-10-11
	48,400		23.46	11-20-12
	50,000		23.90	10-8-13
	20,000	10,000	31.90	6-3-14
	60,000	30,000	35.43	11-30-14
	16,533	33,067	39.93	11-30-15	11,480	$693,622
		29,800	60.51	11-29-16	7,650	462,213

Vincent K. Petrella	10,000		$23.90	10-8-13
	16,666	8,334	35.43	11-30-14
	4,800	9,600	39.93	11-30-15	3,330	201,199
		8,650	60.51	11-29-16	2,220	134,132

Frederick G. Stueber	8,334		$23.90	10-8-13
	16,666	8,334	35.43	11-30-14
	4,333	8,667	39.93	11-30-15	3,000	181,260
		8,110	60.51	11-29-16	2,080	125,674

Ralph C. Fernandez		8,000	$35.43	11-30-14
	3,433	6,867	39.93	11-30-15	2,380	143,800
		4,870	60.51	11-29-16	1,250	75,525

David M. LeBlanc	4,000		$23.90	10-8-13
	10,000	5,000	35.43	11-30-14
	2,400	4,800	39.93	11-30-15	1,670	100,901
		4,430	60.51	11-29-16	1,140	68,879

(1)	Stock options vest in three equal annual installments, commencing on the first anniversary of the date of the grant.

(2)	The amounts shown in this column represent restricted stock awards made pursuant to our 1998 Stock Plan (November 30, 2005 awards) and 2006 Equity and Performance Incentive Plan (November 29, 2006 awards). For more information on our restricted stock awards, see the narrative discussion provided above in the Compensation Discussion and Analysis section and the Grants of Plan-Based Award Table, and its corresponding footnotes. The terms of the November 30, 2005 awards are the same as the November 29, 2006 awards, except that the November 30, 2005 awards have accelerated vesting upon a change in control only and do not also require a termination of employment in connection with a change in control.

(3)	Based on the closing price of our common stock on December 29, 2006 of $60.42.

2006 Option Exercises and Stock Vested

The following table provides information relating to amounts received upon exercise of stock options by those individuals named in the Summary Compensation Table during 2006, as well as the vesting of deferred shares granted to Mr. Fernandez. No restricted stock vested during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized On Vesting

John M. Stropki, Jr.	58,000	$1,631,178	—	—

Vincent K. Petrella	8,800	273,152	—	—

Frederick G. Stueber	20,068	642,140	—	—

Ralph C. Fernandez	24,000	581,630	8,411 (1)	$460,502

David M. LeBlanc	8,400	219,422	—	—

(1)  Represents 8,411 deferred shares that were granted to Mr. Fernandez in 2003 pursuant to our 1998 Stock Plan. The shares vested in September 2006.

RETIREMENT AND OTHER POST-EMPLOYMENT BENEFITS

The following tables provide information relating to our retirement benefits.

2006 Pension Benefits

The following table provides information relating to potential payments and benefits under our Retirement Annuity Program, which we refer to as the RAP, and Supplemental Executive Retirement Plan, which we refer to as the SERP, for those individuals named in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit		Payments During Last Fiscal Year
John M. Stropki, Jr.	Retirement Annuity Program Supplemental Executive Retirement Plan	34 34	(1) (2)	$751,000 4,634,000	(3) (4)	— —

Vincent K. Petrella	Retirement Annuity Program Supplemental Executive Retirement Plan	11 11	(1) (2)	222,000 0	(3) (4)	— —

Frederick G. Stueber	Retirement Annuity Program Supplemental Executive Retirement Plan	11 33	(1) (2)	394,000 1,475,000	(3) (4)	— —

Ralph C. Fernandez	Retirement Annuity Program Supplemental Executive Retirement Plan	11 40	(1) (2)	569,000 2,101,000	(3) (4)	— —

David M. LeBlanc	Retirement Annuity Program Supplemental Executive Retirement Plan	12 12	(1) (2)	161,000 0	(3) (4)	— —

(1)	Under the RAP, credited years of service are the same as actual years of service, both of which are calculated from the date of hire with the Company. Accordingly, there is no benefit increase for credited years of service under the plan. All named executive officers are currently under normal retirement age, except for Mr. Fernandez who turned 60 during 2006.

(2)	Under the SERP, credited years of service versus actual years of service are the same for Messrs. Stropki, Petrella and LeBlanc, both of which are calculated from their dates of hire with the Company. Credited years of service versus actual years of service vary for Messrs. Stueber and Fernandez as follows: Mr. Stueber (actual: 11) (credited: 33); Mr. Fernandez (actual: 11) (credited: 40). Both Messrs. Stueber and Fernandez were granted additional years of service under the SERP for service with their prior employers. As a result, benefits earned at their prior employers will serve as an offset against their SERP benefits. The aggregate benefit increase under the SERP for enhanced credited years of service for Messrs. Stueber and Fernandez is $1,440,000 and $2,101,000, respectively.

(3)	This represents the actuarial present value of accrued benefits in the RAP for the named executive officers at December 31, 2006. However, this is an estimated full value number that is discounted to a current date. In addition, because the RAP does not provide for lump-sum payments, the amounts listed will not be paid in the form expressed here. The above actuarial present values were determined using a 6% discount rate, RP-2000 Mortality, age 60 commencement and no decrements for death or termination prior to age 60.

All of the named executive officers are currently vested in their RAP benefits because they each have at least five years of service with the Company.

Mr. Stropki will be eligible for a full, unreduced benefit under the RAP in 2010, when he reaches age 60. He may retire before that date and receive early retirement benefits, commencing as early as age 55; however, those early benefits will be actuarially reduced to account for an early payment. As of December 31, 2006, Mr. Stropki’s accrued benefit payable at age 60 under the plan was $81,000 per year.

Mr. Petrella will be eligible for a full, unreduced benefit beginning in 2020, or an earlier reduced benefit after he reaches age 55. As of December 31, 2006, Mr. Petrella’s accrued benefit payable at age 60 under the plan was $42,000 per year.

Mr. Stueber will be eligible for a full, unreduced benefit beginning in 2013, or an earlier reduced benefit after he reaches age 55. As of December 31, 2006, Mr. Stueber’s accrued benefit payable at age 60 under the plan was $50,000 per year.

Mr. Fernandez may begin receiving an unreduced benefit at his retirement, since he is already over age 60. As of December 31, 2006, Mr. Fernandez’s accrued benefit payable at age 60 under the plan was $49,000 per year.

Mr. LeBlanc will be eligible for a full, unreduced benefit beginning in 2024, or an earlier reduced benefit after he reaches age 55. As of December 31, 2006, Mr. LeBlanc’s accrued benefit payable at age 60 under the plan was $39,000 per year.

(4) This represents the actuarial present value of accrued benefits in the SERP for the named executive officers at December 31, 2006. However, this is an estimated full value number that is discounted to a current date. The above actuarial present values were determined using a 6% discount rate, RP-2000 Mortality, age 60 commencement and no decrements for death nor termination prior to age 60.

Mr. Stropki will be fully-vested in the SERP in 2010. Benefits may become vested earlier but this early vesting would require approval of our Compensation and Executive Development Committee of the Board. In addition, any benefits paid before age 60 would be actuarially reduced to account for an early payment. SERP benefits may be paid on a lump sum basis, but all payments under the SERP are subject to the requirements of U.S. Internal Revenue Code Section 409A. As of December 31, 2006, Mr. Stropki’s accrued benefit payable at age 60 under the plan was $500,000 per year, his limit under the plan.

Mr. Petrella will be fully-vested in the SERP in 2020, subject to the potential early vesting treatment outlined above. As of December 31, 2006, Mr. Petrella’s accrued benefit payable at age 60 under the plan was $0 per year, due to the fact that plan offsets currently exceed his SERP benefit.

Mr. Stueber will be fully-vested in the SERP in 2013, subject to the potential early vesting treatment outlined above. As of December 31, 2006, Mr. Stueber’s accrued benefit payable at age 60 under the plan was $187,000 per year.

Mr. Fernandez became fully-vested in the SERP during 2006. However, benefits will not become payable to Mr. Fernandez until he retires from the Company. As of December 31, 2006, Mr. Fernandez’s accrued benefit payable at age 60 under the plan was $181,000 per year.

Mr. LeBlanc will be fully-vested in the SERP in 2024, subject to the potential early vesting treatment outlined above. As of December 31, 2006, Mr. LeBlanc’s accrued benefit payable at age 60 under the plan was $0 per year, due to the fact that plan offsets currently exceed his SERP benefit.

A discussion of the material features of our Retirement Annuity Program and Supplemental Executive Retirement Plan can be found above in the Compensation Discussion and Analysis section.

2006 Nonqualified Deferred Compensation

The following table provides deferred compensation information for 2006 for those individuals named in the Summary Compensation Table. Deferred compensation benefits are available under our 2005 Deferred Compensation Plan for Executives (or Top Hat Plan), which replaced our old deferred compensation plan (or Old Top Hat Plan).

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
John M. Stropki, Jr.	$305,000	(1)	—	$123,122	(2)	$—	$2,220,792	(3)
Vincent K. Petrella	—		—	—		—	—
Frederick G. Stueber	—		—	—		—	—
Ralph C. Fernandez	—		—	—		—	—
David M. LeBlanc	—		—	—		—	—

(1) Of the amount reported, $180,000 is included in the “Salary” column of the Summary Compensation Table above. The remainder represents contributions made during 2006 from the 2005 MIP (bonus) amount, which was paid in February 2006 and reflected as “Bonus” in the 2006 proxy statement.

(2) Of the amount reported, $2,861 is included as compensation for 2006 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above, which amount represents the difference between $123,122 (which was based on the rate of return for Moody’s Corporate Bond Average Index in accordance with our Top Hat Plan) and $120,261 (the hypothetical market-rate return specified by SEC rules for proxy statement disclosure purposes, which is based on 120% of the applicable federal long-term rate, compounded monthly for 2006 ).

(3) The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those previous years to the extent Mr. Stropki was a named executive officer for those years.

A discussion of the material features of our 2005 Deferred Compensation Plan for Executives (or Top Hat Plan) can be found above in the Compensation Discussion and Analysis section.

TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

The table below reflects the estimated additional amounts of compensation each named executive officer would receive in the event of a termination of employment. Termination events include: a voluntary termination by the executive; normal retirement of the executive (defined as termination at age 60 or later); an involuntary, not-for-cause termination by the Company; a for-cause termination by the Company; a termination upon a change in control; and a termination due to death or disability. In addition, estimated additional compensation amounts are shown in the event of a change in control without termination of employment. The amounts shown assume that each event occurred on December 29, 2006, the last business day of the calendar year.

Termination of Employment

No written agreements exist that provide additional payments to a named executive officer in the event he voluntarily terminates his employment with Lincoln or Lincoln terminates his employment (whether for cause or not). Pursuant to our standard employment policies, however, upon termination of employment, a named executive officer would be entitled to receive the following:

–	Earned but unpaid base pay, up to the date of termination;
–	Earned and unused vacation, up to the date of termination;
–	Vested amounts held in his account under our 401(k) Plan;
–	Amounts held in his account under our Top Hat Plan;
–	Deferred vested benefits under our RAP (pension plan) – payments for which could begin at normal retirement age (60) or as early as age 55 (but at a reduced amount); and
–	Continuing medical and/or dental coverage under COBRA, for which the executive would pay 102% of the applicable premium.

In addition, the named executive officer generally would be entitled to exercise any vested stock options for a period of three months after termination (after which time the options would expire). However, vested options would be automatically cancelled if the executive’s employment were terminated for cause or if the executive engaged in competitive conduct within six months of his termination. Annual bonus targets and cash long-term incentive targets would be eliminated.

Normal Retirement

In addition to the entitlements described above, upon termination after normal retirement age, a named executive officer would be entitled to receive the following:

–	A pro-rata portion of the annual bonus (MIP), based on his period of employment during the calendar year, subject to achievement of the applicable personal and financial goals;
–	Pro-rata portions of each cash long-term incentive plan (Cash LTIP), based on his periods of employment during each of the open three-year cycles and upon completion of each cycle;
–	Vesting of any unvested stock options and restricted stock awards;
–	Normal vesting of benefits under the SERP (nonqualified pension plan);
–	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive; and
–	Financial planning services for the year of retirement and for one calendar year thereafter.

The named executive officer would be entitled to exercise his stock options for a period of three years after retirement (after which time the options would expire).

Change in Control

As described in the Compensation Discussion and Analysis section above, we entered into change in control agreements with certain officers, including Messrs. Stropki, Stueber and Fernandez. Currently, only one other officer has such an agreement. Those agreements are operative only if the executive’s employment is terminated as a result of the change in control. Pursuant to these agreements, upon a change in control and a subsequent termination of employment within a three-year severance period, the named executive officer would be entitled to receive the following:

–	Earned but unpaid base pay, up to the date of termination;
–	A pro-rata portion of the annual bonus (MIP), based on his period of employment during the calendar year, in an amount equal to the greater of the actual or target amount;
–	A severance payment equal to the amount of base and bonus that would have been paid to the executive for the greater of one year or the remainder of the severance period;
–	Long-term incentive awards granted prior to the change in control, in amounts equal to the greater of target or actual performance on the executive’s date of termination;
–	Continuation of medical insurance and life insurance for the greater of one year or the remainder of the severance period, subject to reduction for comparable welfare benefits received in any subsequent employment;
–	Enhanced service credit and age under the SERP of three years and immediate vesting under the SERP;
–	Outplacement services for a period of twelve months;
–	Vesting of any unvested stock options and restricted stock awards; and
–	An additional payment, net of taxes, to compensate for the excise tax imposed on these and other payments if they are determined to be excess parachute payments under the U.S. Internal Revenue Code.

Notwithstanding the foregoing, if the underlying transaction that triggered the change in control is abandoned, the Board may nullify the effect of the change in control and reinstate the agreements without prejudice to any action that may have been taken prior to the nullification.

During the period ending on the later of (1) one year following the termination date or (2) the end of the severance period (as described below), if the executive has received or is receiving severance compensation, the executive may not engage in a business enterprise in substantial and direct competition with Lincoln or one of our subsidiaries without the consent of Lincoln, which consent shall not be unreasonably withheld. The severance period commences on the date of the first occurrence of a change in control and ends on the earliest of (a) the third anniversary of the change in control, (b) the executive’s death, or (c) the executive’s sixty-fifth birthday.

In addition to these agreements, our outstanding stock option and restricted stock agreements provide for automatic vesting upon a change in control of Lincoln. However, beginning with 2007 awards (made in the fourth quarter of 2006), accelerated vesting for stock option awards and restricted stock grants upon a change in control also require a termination of employment in connection with the change in control.

The following events would constitute a change in control:

–	all or substantially all of Lincoln’s assets are sold to another entity, or Lincoln is merged, consolidated or reorganized into or with another entity, with the result that upon the conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors of the surviving entity are owned, directly or indirectly, by the shareholders of Lincoln generally prior to the transaction;

–	a report filed on Schedule 13D or Schedule TO disclosing that any person has become the beneficial owner of securities representing 20% or more of the combined voting power of Lincoln, excluding (1) any person or group of persons who are officers, directors or employees of Lincoln or any subsidiary as of the date of the agreement or are related by blood or marriage to the descendants of James F. of John C. Lincoln, including any trusts or similar arrangements for any of the foregoing and any foundations established by the foregoing, (2) any underwriter or syndicate of underwriters acting on behalf of Lincoln in a public offering of our securities and any of their transferees, and (3) Lincoln, a subsidiary or a Lincoln-sponsored employee stock ownership plan;

–	Lincoln shall file a current report on Form 8-K or proxy statement with the Securities and Exchange Commission disclosing that a change in control of Lincoln has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

–	individuals who, at the beginning of any period of two consecutive calendar years, constituted the Directors of Lincoln cease for any reason to constitute at least a majority thereof unless the nomination for election by Lincoln’s stockholders of each new Director was approved by a vote of at least two-thirds of the Directors still in office who were Directors at the beginning of any such period.

Death or Disability

In addition to the entitlements described above under the heading of “Termination of Employment,” upon death or termination due to disability, a named executive officer (or his beneficiary) would be entitled to receive the following:

–	A pro-rata portion of the annual bonus (MIP), based on the executive’s period of employment during the calendar year subject to achievement of the applicable personal and financial goals;
–	Pro-rata portions of each cash long-term incentive plan (Cash LTIP), based on the executive’s periods of employment during each of the open three-year cycles and upon completion of each cycle;
–	Vesting of any unvested stock options and restricted stock awards;
–	Vesting of accrued benefits under the SERP (nonqualified pension plan) if the Compensation and Executive Development Committee of the Board so provides; and
–	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive (or his surviving dependents).

The named executive officer (or his estate) would be entitled to exercise his stock options for a period of three years after termination (after which time the options would expire).

Termination and Change in Control Table

The following table sets forth estimates of the potential incremental payments to each of our named executive officers upon the specified termination events and upon a change in control without termination of employment, assuming that each such event took place on the last business day of 2006. The table does not quantify benefits under plans that are generally available to salaried employees and do not discriminate in favor of executive officers, including the Retirement Annuity Program, the 401(k) plan, the health care plan and the life insurance plan. In addition, the table does not include the value of outstanding equity awards that have previously vested, such as stock options, which awards are set forth above in the Outstanding Equity Awards at Fiscal Year-End Table. For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our severance policy and our change in control agreements, see the “Elements of Executive Compensation” discussion contained in the Compensation Discussion and Analysis section above.

	John M. Stropki, Jr.	Vincent K. Petrella	Frederick G. Stueber	Ralph E. Fernandez (1)	David M. LeBlanc
Voluntary Termination or Involuntary Termination (With or Without Cause) before Normal Retirement	$0	$0	$0	$0	$0
Normal Retirement (Age 60):	$0	$0	$0	$616,183	$0
Long-Term Incentive Plan	$0	$0	$0	$85,000	$0
Stock Options – Accelerated Vesting	$0	$0	$0	$340,618	$0
Restricted Stock – Accelerated Vesting	$0	$0	$0	$190,565	$0
Termination Following Change in Control:	$14,370,112	$700,045	$5,650,213	$2,297,775	$372,902
Severance	$5,449,770	$0	$1,907,595	$1,487,133	$0
Long-Term Incentive Plan	$393,667	$0	$110,667	$85,000	$0
Stock Options – Accelerated Vesting	$1,710,036	$404,954	$621,497	$340,618	$223,302
Restricted Stock – Accelerated Vesting	$1,017,110	$295,091	$270,682	$190,565	$149,600
Supplemental Executive Retirement Plan	$885,100	$0	$761,898	$141,459	$0
Outplacement Estimate	$60,000	$0	$60,000	$53,000	$0
Excise Tax Gross-Up	$4,854,429	$0	$1,917,875	$0	$0
Change in Control (No Termination):	$2,264,933	$565,913	$766,505	$455,658	$304,023
Stock Options – Accelerated Vesting	$1,710,036	$404,954	$621,497	$340,618	$223,302
Restricted Stock – Accelerated Vesting	$554,897	$160,959	$145,008	$115,040	$80,721
Death or Disability:	$3,120,813	$815,045	$1,002,845	$616,183	$437,902
Long-Term Incentive Plan	$393,667	$115,000	$110,667	$85,000	$65,000
Stock Options – Accelerated Vesting	$1,710,036	$404,954	$621,497	$340,618	$223,302
Restricted Stock – Accelerated Vesting	$1,017,110	$295,091	$270,682	$190,565	$149,600

(1)	Mr. Fernandez became retirement-eligible during 2006.

MANAGEMENT OWNERSHIP OF SHARES

The following table sets forth certain information regarding ownership of Lincoln Common as of February 28, 2007 by each of the Directors and Director nominees, each of the Company’s executive officers named in the Summary Compensation Table above and all Directors, Director nominees and executive officers as a group. Except as otherwise indicated, voting and investment power with respect to shares reported in this table are not shared with others.

BENEFICIAL OWNERSHIP TABLE
Directors and Director Nominees	Number of Shares of Lincoln Common Beneficially Owned (1)	Percent of Class

Harold L. Adams	18,321(2)	*
David H. Gunning	9,806(3)	*
Stephen G. Hanks	821(4)	*
Robert J. Knoll	7,321(5)	*
G. Russell Lincoln	235,918(6)	*
Kathryn Jo Lincoln	529,426(7)	1.23%
William E. MacDonald, III	—	—
Hellene S. Runtagh	12,321(8)	*
George H. Walls, Jr.	12,321(9)	*

Named Executive Officers
John M. Stropki, Jr.	374,249(10)	*
Vincent K. Petrella	40,743(11)	*
Frederick G. Stueber	39,413(12)	*
Ralph C. Fernandez	8,187(13)	*
David M. LeBlanc	20,414(14)	*

All Directors, Director Nominees and Executive Officers as a group (18 persons)	1,418,677(15)	3.27%

*	Indicates less than 1%

(1)	Reported in compliance with the beneficial ownership rules of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of a security, for these purposes, if he or she has or shares voting power or investment power over the security or has the right to acquire the security within 60 days of February 28, 2007.

(2)	Includes 821 restricted shares and 15,500 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2007.

(3)	Includes 821 restricted shares and 5,500 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2007.

(4)	Consists of restricted shares.

(5)	Includes 821 restricted shares and 3,500 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2007.

(6)

Of the shares reported, Mr. Lincoln held of record 152,966 shares, 821 shares of which are restricted shares. An additional 514 shares were held of record by his spouse. The remaining shares were held of record as follows: 6,159 shares by a trust for the benefit of his son, as to which Mr. Lincoln is a trustee; 35,279 shares by the Laura R. Heath Family Trust for which Mr. Lincoln serves as trustee; 27,500 shares by The G. Russell and Constance P. Lincoln Family Foundation for which Mr. Lincoln serves as a trustee; and 13,500 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2007. Mr. Lincoln disclaims beneficial ownership of the shares held by his spouse, the trust and the Foundation.

(7)	Of the shares reported, 23,443 shares were held of record by a trust established by Ms. Lincoln, under which she has sole investment and voting power and 821 shares are restricted shares. The remaining shares were held of record as follows: 501,662 shares were held of record by the Lincoln Institute of Land Policy, of which Ms. Lincoln is the Chairman, as to which shares Ms. Lincoln disclaims beneficial ownership; and 3,500 shares may be acquired upon the exercise of stock options within 60 days of February 28, 2007.

(8)	Includes 821 restricted shares and 9,500 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2007.

(9)	Includes 821 restricted shares and 8,500 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2007.

(10)	Of the shares reported, Mr. Stropki held of record 54,207 shares, 19,130 shares of which are restricted shares, and 101 shares were held of record by a trust established by Mr. Stropki and his spouse, under which they share investment and voting power. Mr. Stropki has or had the right to acquire 319,933 shares upon the exercise of stock options within 60 days of February 28, 2007.

(11)	Of the shares reported, Mr. Petrella held of record 9,269 shares, 5,550 shares of which are restricted shares, and has or had the right to acquire 31,466 shares upon the exercise of stock options within 60 days of February 28, 2007.

(12)	Of the shares reported, Mr. Stueber held of record 10,080 shares, 5,080 shares of which are restricted shares, and has or had the right to acquire 29,333 shares upon the exercise of stock options within 60 days of February 28, 2007.

(13)	Of the shares reported, Mr. Fernandez held of record 4,750 shares, 3,630 shares of which are restricted shares, and has or had the right to acquire 3,433 shares upon the exercise of stock options within 60 days of February 28, 2007.

(14)	Of the shares reported, Mr. LeBlanc held of record 4,005 shares, 2,810 shares of which are restricted shares, and has or had the right to acquire 16,400 shares upon the exercise of stock options within 60 days of February 28, 2007.

(15)	Includes 552,488 shares which all executive officers and Directors, as a group, have or had the right to acquire upon the exercise of stock options within 60 days of February 28, 2007.

In addition to the above management holdings, as of February 28, 2007, The Lincoln Electric Company Employee Savings Plan held 1,081,140 shares of Lincoln Common, or 2.52% of the shares of Lincoln Common outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers and beneficial owners of 10% or more of Lincoln Common to file reports of beneficial ownership and changes in beneficial ownership with respect to the securities of the Company with the Securities and Exchange Commission and to furnish copies of those reports to the Company. Based solely on a review of the Forms 3 and 4 and amendments thereto furnished to the Company during 2006 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 2006, the Company believes that for the year 2006 all filing requirements were met on a timely basis.

OTHER OWNERSHIP OF SHARES

Set forth below is information with respect to any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be an owner of more than 5% of the shares of Lincoln Common, other than the persons indicated in the Beneficial Ownership Table above, as of December 31, 2006.

Name and Address of Beneficial Owner	No. of Shares and Nature of Beneficial Ownership		Percent of Class
David C. Lincoln	2,222,814	(1)	5.20%
1741 East Morten Avenue, Suite A
Phoenix, Arizona 85020
Royce & Associates, LLC	5,365,663	(2)	12.58%
1414 Avenue of the Americas
New York, New York 10019

(1)	Of the total amount reported by Mr. Lincoln, he has sole voting and dispositive power over 90,130 shares, which amount includes stock options for 4,000 shares exercisable within 60 days of December 31, 2006, and shared voting and dispositive powers over 2,132,684 shares. With respect to the shares over which Mr. Lincoln has sole voting and dispositive powers, he disclaims beneficial ownership of 86,130 shares held by two trusts of which he is the sole trustee. With respect to the shares over which Mr. Lincoln has shared voting and dispositive powers, he disclaims beneficial ownership of (a) 141,779 shares held by four trusts of which he is one of two trustees and (b) 501,622 shares held by the Lincoln Institute of Land Policy, of which he is a Director. In his Schedule 13G filed with the Securities and Exchange Commission on February 2, 2007, Mr. Lincoln states that the shares of Lincoln Common reported in the filing were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(2)	According to its Schedule 13G, most recently amended on January 23, 2007, Royce & Associates, LLC has sole voting and dispositive power over 5,365,663 shares. In its Schedule 13G filing, Royce states that the shares of Lincoln Common reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, none of the Compensation and Executive Development Committee members were employees of the Company or any of its subsidiaries, and there were no reportable business relationships between the Company and the Committee members. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Committee. In addition, none of the Company’s executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors.

APPROVAL OF 2007 MANAGEMENT INCENTIVE COMPENSATION PLAN

Proposal No. 2

General

The Lincoln Electric Holdings, Inc. 2007 Management Incentive Compensation Plan, which we refer to as the 2007 Incentive Plan or the plan, was adopted by our Board of Directors on March 21, 2007, subject to shareholder approval.

The purpose of seeking shareholder approval of the 2007 Incentive Plan is to qualify for the performance-based exclusion from the deduction limitations under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) for bonus compensation payable under the plan.

Section 162(m) generally does not allow a publicly held company to obtain tax deductions for compensation of more than $1 million paid in any year to any “covered employee” within the meaning of Section 162(m). However, compensation payable solely on account of the attainment of one or more performance goals is not subject to the deduction limitation if: (i) the performance goals are objective, pre-established and determined by a committee comprised solely of two or more outside directors; (ii) the material terms of the performance goals under which the compensation is to be paid are disclosed to the shareholders and approved by a majority vote; and (iii) the committee comprised solely of two or more outside directors certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

Our Board believes that adoption of the plan is necessary to meet our objectives of securing, motivating and retaining our officers and other employees in a tax-efficient manner. The following description of the material features of the plan is qualified in its entirety by reference to the terms of the plan, a copy of which is attached to this proxy statement as Appendix A.

Summary Description of the 2007 Incentive Plan

Purposes

The purposes of the plan are to reinforce corporate, organizational and business-development goals, to promote the achievement of year-to-year financial and other business objectives, and to reward the performance of eligible employees in fulfilling their individual responsibilities. An additional purpose of the plan is to provide qualified performance-based compensation programs under Section 162(m) in order to preserve our tax deduction for compensation paid under the plan to “covered employees.”

Administration

The plan will be administered by the Compensation and Executive Development Committee of the Board (the “Committee”), which will consist solely of two or more “outside directors” within the meaning of Section 162(m).

Eligibility

At or prior to the time that performance objectives for a performance period are established, the Committee will designate which employees will participate in the plan for such performance period (the “Participants”). In determining the persons to whom awards may be granted and the performance goals relating to each award, the Committee may take into account factors the Committee determines to be relevant in connection with accomplishing the purposes of the plan. A bonus award that would otherwise be payable to a Participant who is not employed by us on the last day of a performance period may be prorated in the discretion of the Committee. As of the date of this proxy statement, approximately 30 employees are expected to be eligible for participation in the plan in 2008.

Performance Goals

The performance period with respect to which bonuses will be calculated and paid under the plan will generally be our fiscal year with respect to annual awards and a period not to exceed 36 months with respect to long-term awards. Within 90 days of the beginning of the performance period and in no event after more than 25% of the performance period has lapsed, the Committee will establish in writing, one or more performance goals, specific target objectives for the performance goals, and an objective formula or method for computing the amount of bonus compensation awardable to each Participant if the performance goals are attained.

The performance goals may be based on one or more of the following criteria, where applicable: (i) pre-tax income or after-tax income, adjusted or pro forma net income; (ii) earnings including operating income, earnings before or after taxes, earnings before or after interest, and/or earnings before or after bonus, depreciation, amortization, or extraordinary or special items or earnings before interest, taxes and bonus or regional basis earnings before interest, taxes and bonus; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets; (iv) operating income; (v) earnings or book value per share (basic or diluted); (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) return on revenues; (viii) net tangible assets (working capital plus property, plants and equipment) or return on net tangible assets (operating income divided by average net tangible assets) or working capital or average operating working capital or average operating working capital to sales (average operating working capital divided by sales); (ix) operating cash flow (operating income plus or minus changes in working capital less capital expenditures); (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) sales or sales growth; (xii) operating margin or profit margin; (xiii) share price or total shareholder return; (xiv) earnings from continuing operations; (xv) cost targets, reductions or savings, productivity or efficiencies; (xvi) economic value added; and (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, financial management, project management, supervision of litigation, information technology, or goals relating to divestitures, joint ventures or similar transactions.

Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criterion or the attainment of a percentage increase or decrease in the particular criterion, and may be applied to one or more of the Company or a subsidiary of the Company, or a division or strategic business unit of the Company, all as determined by the Committee. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur) and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

The Committee will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting us or any subsidiary of ours or our financial statements, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Maximum Bonuses

The maximum payment under an annual award is limited to $4,000,000, and the maximum payment under a long-term award is limited to $4,000,000.

Limitation on Committee’s Discretion

The Committee does not have the authority to increase the amount of the award payable to an executive officer who is subject to Section 162(m) upon attainment of a performance goal, but the Committee may, in its discretion, reduce or eliminate the amount payable to any Participant.

Committee Certification of Performance Goal Attainment

As soon as practicable after the end of each performance period (or such sooner time as the performance goals have been met), and before any awards for a particular year can be paid, the Committee shall certify in writing to what extent the Company and the Participants have achieved the performance goals for the performance period, including the specific target objectives and the satisfaction of any other material terms of the bonus award, and the Committee shall calculate the amount of each Participant’s bonus for the performance period based upon the performance goals, objectives, and computation formulae for the performance period.

Change in Control

Upon a change in control of the Company (as defined in the 2007 Incentive Plan), pro rata payments of the target amounts will be made as soon as practicable. In addition, any awards payable under the plan in respect of performance periods completed prior to the change in control will, to the extent not previously paid, be paid as soon as practicable. After the occurrence of a change in control, the Committee shall not be permitted to exercise its discretion to reduce the amount payable in respect of outstanding awards under the plan.

Amendments; Termination of the Plan

The plan may be amended or terminated by the Board or the Committee, provided that no amendment of the plan may be made without the approval of shareholders if such amendment would require shareholder approval in order for the plan to continue to comply with Section 162(m). In addition, no amendment may affect adversely any of the rights of any Participant under any award following the end of the performance period to which such award relates, provided that the exercise of the Committee’s discretion to reduce the amount of an award will not be deemed an amendment of the plan.

Benefits under the Plan

Inasmuch as individual benefits under the plan will be determined by the Committee, benefits to be paid under the plan are not determinable at this time.

Required Vote

Approval of the 2007 Incentive Plan requires the affirmative vote of a majority of the votes cast on the matter. Unless otherwise directed, shares represented by proxy will be voted FOR the approval of the 2007 Incentive Plan.

Your Board of Directors recommends that you vote FOR approval of the 2007 Management Incentive Compensation Plan.

AUDIT COMMITTEE REPORT

The Audit Committee consists solely of independent Directors within the meaning of the NASDAQ listing standards. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S., their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards 61, as amended. In addition, the Committee has received the written disclosures and letter from the independent auditors as required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the auditor’s independence from management and the Company including with respect to the matters in the written disclosures required by the Independence Standards Board.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company’s independent auditors for the year ending December 31, 2007 and the ratification thereof by the shareholders.

By the Audit Committee:

/s/ Robert J. Knoll, Chair

Kathryn Jo Lincoln

Hellene S. Runtagh

George H. Walls, Jr.

RATIFICATION OF INDEPENDENT AUDITORS

Proposal No. 3

A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of Ernst & Young LLP as the Company’s independent auditors to examine our books of account and other records and our internal control over financial reporting for the fiscal year ending December 31, 2007.

Fees for professional services provided by Ernst & Young LLP as the Company’s independent auditors in each of the last two fiscal years, in each of the following categories are:

	2006	2005
Audit Fees	$2,405,245	$2,292,000
Audit-Related Fees	183,588	90,000
Tax Fees	423,100	235,000
All Other Fees	0	0

	$3,011,933	$2,617,000

Audit Fees include fees associated with the annual integrated audit of the financial statements and internal control over financial reporting in 2006, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required for the Company’s international subsidiaries and services provided in connection with regulatory filings with the Securities and Exchange Commission. Audit-Related Fees for 2005 and 2006 principally include audits of the Company’s employee benefit plans and accounting advisory assistance. The amount reported for 2005 and 2006 also includes fees related to due diligence in connection with acquisitions. Tax Fees include tax compliance and tax advisory services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services performed by the Company’s independent auditors, including the scope of and fees for such services. Requests for audit services, as defined in the policy, must be approved prior to the performance of such services, and requests for audit-related services, tax services and permitted non-audit services, each as defined in the policy, must be presented for approval prior to the performance of such services, to the extent known at that time. The policy prohibits the Company’s independent auditors from providing certain services described in the policy as prohibited services. All of the fees included in Audit-Related Fees, Tax Fees and All Other Fees shown above were pre-approved by the Audit Committee.

Generally, requests for independent auditor services are submitted to the Audit Committee by the Company’s Senior Vice President, Chief Financial Officer and Treasurer (or other member of the Company’s senior financial management) and the Company’s independent auditors for consideration at the Audit Committee’s regularly scheduled meetings. Requests for additional services in the categories mentioned above may be approved at subsequent Audit Committee meetings to the extent that none of such services is performed prior to its approval. The Chairman of the Audit Committee is also delegated the authority to approve independent auditor services requests under certain dollar thresholds provided that the pre-approval is reported at the next meeting of the Audit Committee. All requests for independent auditor services must include a description of the services to be provided and the fees for such services.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board of Directors believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee and the Board of Directors retain full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not the Company’s shareholders ratify the appointment. Ratification requires the affirmative vote of the majority of the shares of Lincoln Common present or represented and entitled to vote on the matter at the Annual Meeting. Unless otherwise directed, shares represented by proxy will be voted FOR ratification of the appointment of Ernst & Young LLP.

Your Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors.

OTHER MATTERS

The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting, but if any such matters properly come before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, will vote the Proxy in accordance with their best judgment.

LINCOLN ELECTRIC HOLDINGS, INC.

Frederick G. Stueber Senior Vice President, General Counsel and Secretary

By Order of the Board of Directors

Cleveland, Ohio

March 30, 2007

Appendix A

Lincoln Electric Holdings, Inc.

2007 Management Incentive Compensation Plan

1.    Purpose.    The purpose of the Lincoln Electric Holdings, Inc. 2007 Management Incentive Compensation Plan is to reinforce corporate, organizational and business-development goals, to promote the achievement of year-to-year financial and other business objectives and to reward the performance of eligible employees in fulfilling their personal responsibilities.

2.    Definitions.    The following terms, as used herein, shall have the following meanings:

(a)    “Affiliate” shall mean, with respect to the Company or any of its subsidiaries, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.

(b)    “Award” shall mean an incentive compensation award, granted pursuant to the Plan, that is contingent upon the attainment of Performance Goals with respect to a Performance Period. An Award shall be designated as either an “Annual Award” or a “Long-Term Award.”

(c)    “Board” shall mean the Board of Directors of the Company.

(d)    “Change in Control” shall mean (i) for the purposes of vesting of any Award, the occurrence of a Change in Control as defined in the Company’s 2006 Equity and Performance Incentive Plan (or as set forth in the applicable award agreement under such plan); and (ii) for purposes of payment of any Award, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, within the meaning of Section 409A of the Code.

(e)    “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(f)    “Committee” shall mean the Compensation and Executive Development Committee of the Board of Directors, the composition of which shall at all times consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(g)    “Company” shall mean Lincoln Electric Holdings, Inc. and its successors.

(h)    “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

(i)    “Disability” means a disability covered under the Company’s long-term disability program.

(j)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k)    “Participant” shall mean any employee of the Company or an Affiliate who is, pursuant to Section 4 of the Plan, selected to participate in the Plan.

(l)    “Performance Goals” shall mean performance goals based on one or more of the following criteria, where applicable: (i) pre-tax income or after-tax income, adjusted or pro forma net income; (ii) earnings including operating income, earnings before or after taxes, earnings before or after interest, and/or earnings before or after bonus, depreciation, amortization, and/or extraordinary or special items or earnings before interest, taxes and bonus or regional basis earnings before interest, taxes and bonus; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets; (iv) operating income; (v) earnings or book value per share (basic or diluted); (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) return on revenues; (viii) net tangible assets (working capital plus property, plants and equipment) or return on net tangible assets (operating income divided by average net tangible assets) or working capital or average operating working capital or average operating working capital to sales (average operating working capital divided by sales); (ix) operating cash flow (operating income plus or minus changes in working capital less capital expenditures); (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) sales or sales growth; (xii) operating margin or profit margin; (xiii) share price or total shareholder return; (xiv) earnings from continuing operations; (xv) cost targets, reductions or savings, productivity or efficiencies; (xvi) economic value added; and (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, financial management, project management, supervision of litigation, information technology, or goals relating to divestitures, joint ventures or similar transactions. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criterion or the attainment of a percentage increase or decrease in the particular criterion, and may be applied to one or more of the Company or a subsidiary of the Company, or a division or strategic business unit of the Company, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur) and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

(m)    “Performance Period” shall mean, unless the Committee determines otherwise, a period of no longer than (i) 12 months with respect to an Annual Award and (ii) 36 months with respect to a Long-Term Award.

(n)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(o)    “Plan” shall mean Lincoln Electric Holdings, Inc. 2007 Management Incentive Compensation Plan, as amended from time to time.

(p)    “Retirement” means a Participant’s retirement from active employment with the Company and each of its Affiliates pursuant to which the Participant is entitled to receive a normal retirement pension under The Lincoln Electric Company Retirement Annuity Program.

3.    Administration.    The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any parent or subsidiary of the Company or the financial statements of the Company or any parent or subsidiary of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).

Subject to Section 162(m) of the Code or as otherwise required for compliance with other applicable law, the Committee may delegate all or any part of its authority under the Plan to any officer or officers of the Company.

4.    Eligibility.    Awards may be granted to Participants in the sole discretion of the Committee. In determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.    Terms of Awards.    Awards granted pursuant to the Plan shall be communicated to Participants in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.

(a)    In General.    On or prior to the earlier of the 90th day after the commencement of a Performance Period or the date on which 25% of a Performance Period has elapsed, the Committee shall specify in writing, by resolution of the Committee or other appropriate action, the Participants for such Performance Period and the Performance Goals applicable to each Award for each Participant with respect to such Performance Period. Unless otherwise provided by the Committee in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent the Performance Goals with respect to such Performance Period are attained.

(b)    Special Provisions Regarding Awards.    Notwithstanding anything to the contrary contained in this Section 5, the maximum amount that may be paid to a Covered Employee under the Plan with respect to an Annual Award is $4 million and the maximum amount that may be paid to a Covered Employee under the Plan with respect to a Long-Term Award is $4 million. The Committee may, in its sole discretion, increase (subject to the maximum amount set forth in this Section 5(b)) or decrease the amounts otherwise payable to Participants upon the achievement of Performance Goals under an Award; provided, however, that in no event may the Committee so increase the amount otherwise payable to a Covered Employee pursuant to an Award.

(c)    Time and Form of Payment.    Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made in cash within 2 1/2 months after the end of the Performance Period.

6.    Section 409A of the Code.    Awards under the Plan are intended to comply with Section 409A of the Code and all Awards shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Award to the contrary, in the event that the Committee determines that any Award may or does not comply with Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Plan and any Award from the application of Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to Award, or (ii) comply with the requirements of Section 409A of the Code.

7.    General Provisions.

(a)    Compliance with Legal Requirements.    The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)    Nontransferability.    Awards shall not be transferable by a Participant except upon the Participant’s death following the end of the Performance Period but prior to the date payment is made, in which case the

Award shall be transferable in accordance with any beneficiary designation made by the Participant in accordance with Section 7(l) below or, in the absence thereof, by will or the laws of descent and distribution.

(c)    No Right To Continued Employment.    Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way whatever rights otherwise exist of the Company to terminate such Participant’s employment or change such Participant’s remuneration.

(d)    Withholding Taxes.    Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company shall have the right either to deduct from the payment, or to require the Participant or such other person to pay to the Company prior to delivery of such payment, an amount sufficient to satisfy any federal, state, local or other withholding tax requirements related thereto.

(e)    Amendment, Termination and Duration of the Plan.    The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award following the end of the Performance Period to which such Award relates, provided that the exercise of the Committee’s discretion pursuant to Section 5(b) to reduce the amount of an Award shall not be deemed an amendment of the Plan.

(f)    Participant Rights.    No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(g)    Termination of Employment.

(i)    Unless otherwise provided by the Committee, and except as set forth in subparagraph (ii) of this Section 7(g), a Participant must be actively employed by the Company or one of its Affiliates at the end of the Performance Period in order to be eligible to receive payment in respect of such Award.

(ii)    Unless otherwise provided by the Committee, if a Participant’s employment is terminated as result of death, Disability or Retirement prior to the end of the Performance Period, the Participant’s Award shall be cancelled and in respect of his or her cancelled Award the Participant shall receive a pro rata portion of the Award as determined by the Committee.

(h)    Change in Control.    Notwithstanding any provision in the Plan to the contrary, upon a Change in Control, unless otherwise determined by the Committee with respect to an Award at the time of its grant, each outstanding Award shall be cancelled and in respect of his or her cancelled Award a Participant shall be entitled to receive a pro rata portion of the target amount of the Award. Such portion shall be calculated by taking the target amount and multiplying this amount by a fraction, the numerator of which is the number of days completed in the Performance Period prior to the Change in Control and the denominator of which is the total number of days in the Performance Period. The pro rata portion of the Award shall be paid in cash as soon as practicable following the Change in Control. In addition, if any Award which a Participant earned under the Plan during any Performance Period which ended prior to the Change in Control has neither been paid to the Participant nor credited to such Participant under a deferred compensation plan maintained or sponsored by the Company or an Affiliate prior to the Change in Control, such Award shall be paid to the Participant as soon as practicable and in no event later than the later of (i) March 1st following the year in respect of which the Award was earned or (ii) the fifteenth day following the Change in Control. After a Change in Control, the Committee may not exercise the discretion referred to in Section 5(b) to decrease the amount payable in respect of any Award which is outstanding immediately prior to the occurrence of the Change in Control.

(i)    Unfunded Status of Awards.    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(j)    Governing Law.    The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Ohio without giving effect to the conflict of laws principles thereof.

(k)    Effective Date.    The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the shareholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan prior to the date of such approval) shall be null and void.

(l)    Beneficiary.    A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation; provided, that, in the event the Participant does not designate a beneficiary with respect to a particular Award, the Participant’s most recent beneficiary designation form on file with the Company shall control. If no designated beneficiary survives the Participant and an Award is payable to the Participant’s beneficiary pursuant to Section 7(b), the Participant’s estate shall be deemed to be the grantee’s beneficiary.

(m)    Interpretation.    The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 92301 Cleveland, OH 44197-1200	V O T E B Y T E L E P H O N E
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V O T E B Y M A I L
Please mark, sign and date your proxy and voting instruction form and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: http://www.cesvote.com	Vote by Mail Return your proxy and voting instruction form in the postage-paid envelope provided.

Telephone and Internet access is available 24 hours a day, 7 days a week. In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 24, 2007 if you are a participant in The Lincoln Electric Company Employee Savings Plan, or by 6:00 a.m. Eastern Daylight Time on April 27, 2007 if you are a registered holder.

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¯ Please fold and detach card at perforation before mailing. ¯
LINCOLN ELECTRIC HOLDINGS, INC.	PROXY AND VOTING INSTRUCTION FORM

THIS PROXY AND THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 27, 2007.

The shareholder signing this card appoints John M. Stropki, Jr., Vincent K. Petrella and Frederick G. Stueber, together or separately, as proxies, each with the power to appoint a substitute. They are directed to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares held by the signing shareholder on the record date, at the Company’s Annual Meeting of Shareholders to be held at 11:30 a.m. on April 27, 2007, or at any postponement(s) or adjournment(s) of the meeting, and, in their discretion, on all other business properly brought before the meeting or at any postponement(s) or adjournment(s) of the meeting.

As described more fully in the proxy statement and on the reverse side, this card also provides voting instructions to Fidelity Management Trust Company, as Trustee under The Lincoln Electric Company Employee Savings Plan (“401(k) Plan” or “Plan”). The signing Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares credited to the account of the signing Plan participant as of the record date, at the Annual Meeting of Shareholders, and in the Trustee’s discretion, on all other business properly brought before the meeting.

Signature(s)

Date: , 2007

Please sign exactly as your name or names appear opposite. If shares are held jointly, all joint owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

NOTE TO PARTICIPANTS IN THE LINCOLN ELECTRIC COMPANY EMPLOYEE SAVINGS PLAN (“401(k) PLAN” or “PLAN”). As a participant in the 401(k) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Plan, to vote the shares allocated to your Plan account. Participant voting directions will remain confidential. Please note that the number of shares reported on this card is an equivalent number of shares based on the units credited to your Plan account. To direct the Trustee by mail to vote the shares allocated to your Plan account, please mark the voting instruction form below and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Plan account, please follow the instructions and use the Control Number given on the reverse side. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) Plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

If you do not give specific voting directions on the voting instruction form or when you vote by phone or over the Internet, the Trustee will vote your Plan shares as recommended by the Board of Directors. If you do not return the voting instruction form or do not vote by phone or over the Internet, the Trustee shall not vote your Plan shares. Plan shares representing forfeited Account values that have not been reallocated at the time of the proxy solicitation will be voted by the Trustee in proportion to the way other 401(k) Plan participants directed their Plan shares to be voted.

YOUR VOTE IS IMPORTANT ! Be sure that your shares are represented. Whether or not you plan to attend the Annual Meeting, please vote your shares by mail, by telephone or over the Internet.

¯ Please fold and detach card at perforation before mailing. ¯
LINCOLN ELECTRIC HOLDINGS, INC.	PROXY AND VOTING INSTRUCTION FORM

The Board of Directors recommends a vote FOR all nominees listed below in Proposal 1 and FOR Proposals 2 and 3. All of the proposals have been proposed by the Company. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below. If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors: Class Whose Term Ends in 2010:

(01) Stephen G. Hanks     (02) Kathryn Jo Lincoln     (03) William E. MacDonald, III     (04) George H. Walls, Jr.

☐    FOR ALL                                 ☐    WITHHOLD ALL                             ☐    FOR ALL EXCEPT (write names below):

Vote withheld from the following (write names below):

2.	Approval of 2007 Management Incentive Compensation Plan.

☐    FOR                                           ☐    AGAINST                                          ☐    ABSTAIN

3.	Ratification of Independent Auditors.

☐    FOR                                           ☐    AGAINST                                          ☐    ABSTAIN

4.

In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) of the Annual Meeting.

☐	I plan to attend the Annual Meeting.

☐	I consent to access future shareholder communications over the Internet as stated in the proxy statement.

☐	Change of Address: